UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE AES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS OF THE AES CORPORATION

TO BE HELD ON THURSDAY, APRIL 19, 2012

February 29, 2012

TO THE HOLDERS OF COMMON STOCK OF THE AES CORPORATION:

Notice is hereby given that the 2012 Annual Meeting of Stockholders of The AES Corporation (the “Company” or “AES”) will be held on Thursday, April 19, 2012, at 9:30 a.m. EDT, at 4300 Wilson Boulevard, Arlington, Virginia 22203 (in the Rotunda Conference Room, 9th floor), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eleven members to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y” or the “Independent Registered Public Accounting Firm”) of the Company for the year 2012;

3.	To consider a (non-binding) advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

Doors to the meeting will open at 8:30 a.m. EDT. Stockholders of record at the close of business on February 24, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

Brian A. Miller

Executive Vice President, General Counsel

and Corporate Secretary

PROXY STATEMENT

February 29, 2012

The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting Proxies to be voted on the Stockholders behalf at the 2012 Annual Meeting of Stockholders.

The Annual Meeting will commence at 9:30 a.m. EDT on Thursday, April 19, 2012. The Annual Meeting will be held in the Rotunda Conference Room on the 9th floor of the Company’s corporate offices located at 4300 Wilson Boulevard, Arlington, Virginia 22203. Any adjournment of the Annual Meeting will be held at the same address. Directions to the Annual Meeting are located on page 82 of this Proxy Statement.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your Proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to Stockholders on or about March 5, 2012. This Proxy Statement and accompanying Proxy Card, Annual Report on Form 10-K and related proxy materials will first be made available to Stockholders on or about March 5, 2012 at www.envisionreports.com/aes for registered holders of AES stock and, at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, the websites, www.envisionreports.com/aes and www.edocumentview.com/aes, provide complete anonymity with respect to a Stockholder accessing the websites.

At the close of business on February 24, 2012, there were 767,245,119 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Questions And Answers Regarding The Proxy Statement And Annual Meeting

WHAT IS THE RECORD DATE?

The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments of the Annual Meeting. Each share of common stock is entitled to one vote. The record date for the Annual Meeting is February 24, 2012.

HOW DOES A STOCKHOLDER SUBMIT A VOTE ON A PROPOSAL?

A Stockholder may vote by marking, signing, dating and returning the enclosed Proxy Card in the enclosed prepaid envelope. Alternatively, a Stockholder may vote by telephone, via the Internet, or in person by attending the Annual Meeting. Only Stockholders registered on the books of our transfer agent may vote in person at the Annual Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth on the voting instruction card provided by your broker or other intermediary.

WHAT ARE THE APPROVAL REQUIREMENTS?

If a Proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the Proxy. If no instructions are specified in the Proxy with respect to the matters to be acted upon, the shares represented by the Proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this Proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. For any proposal, except as otherwise provided by law, rule, AES’ Sixth Restated Certificate of Incorporation or our Amended and Restated Bylaws (“Bylaws”), the affirmative vote of a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the matter is required for approval. In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and the (non-binding) advisory vote on executive compensation, although they may vote their clients’ shares on “routine” proposals such as the proposal seeking ratification of E&Y as the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

WHAT CONSTITUTES A QUORUM?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by Proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting. A copy of the Bylaws is available on our website (www.aes.com).

MAY A STOCKHOLDER CHANGE A VOTE?

Stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a Proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed Proxy bearing a later date than the original submitted Proxy, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your Proxy. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a Proxy to vote your shares if you wish to cast your vote in person at the meeting.

ARE VOTING RECORDS CONFIDENTIAL?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

HOW DOES THE COMPANY SOLICIT PROXIES?

The Company will solicit proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting proxies from Stockholders and we will pay a fee estimated at $12,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

PROPOSAL 1: ELECTION OF DIRECTORS The Board has nominated eleven Directors (the “Nominees”). The Nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting to each serve a one-year term expiring at the Annual Meeting in 2013.

Andrés R. Gluski, age 54, has been our President and Chief Executive Officer (the “CEO”) and a Director of AES since September 2011 and serves as Chairman of the Finance and Investment Committee of the Board. Qualifications and Experience: As the chief executive of AES, he provides our Board with in-depth knowledge about the Company’s business and issues confronting our business. Prior to his current leadership position, Mr. Gluski served as Executive Vice President and Chief Operating Officer of the company from March 2007 to September 2011, Regional President for Latin America from

2006 to 2007, Senior Vice President for the Caribbean and Central America from 2003 to 2006, CEO of La Electricidad de Caracas (“EDC”) from 2002 to 2003 and CEO of AES Gener (Chile) in 2001. Before joining AES, Mr. Gluski was Executive Vice President and CFO of EDC, Executive Vice President of Banco de Venezuela (Grupo Santander), Vice President for Santander Investment, and Executive Vice President and CFO of CANTV (subsidiary of GTE). Mr. Gluski has also worked with the International Monetary Fund in the Treasury and Latin American Departments and served as Director General of the Ministry of Finance of Venezuela. Education: Mr. Gluski is a graduate of Wake Forest University and holds a M.A. and a Ph.D in Economics from the University of Virginia.

Directorships for the Past Five Years: Mr. Gluski currently serves on the Board of Directors of Cliffs Natural Resources (since January 2011), The Council of the Americas (since 2011), US Spain Business Council and The Edison Electric Institute (since 2010), and is Chairman of AES Gener (since May 2005) and AES Brasiliana (since March 2006).

Zhang Guo Bao, age 67, has been a Director of AES since December 2011. He is the Director nominee of Terrific Investment Corporation (“Investor”), a subsidiary of China Investment Corporation’s (“CIC”), and which, as of February 17, 2012 was the holder of approximately 16% of AES Common Stock. The nomination was made pursuant to a certain Stockholder’s Agreement dated March 12, 2010 between AES and the Investor (the “Stockholder Agreement”). Qualifications and Experience: Mr. Zhang is currently Vice-Chairman of the Chinese National Development and Reform Commission and previously served as the Administrator (Minister-Level) of the Chinese National Energy Administration from 2008-2011. Education: Mr. Zhang graduated from Xi’an Jiaotong University and is a Senior Engineer.

Directorships for the Past Five Years: Mr. Zhang is Vice Chairman of the World Energy Council (2003-Present).

Kristina M. Johnson, age 54, has been a Director of AES since January 2011, and currently serves on the Compensation Committee. Dr. Johnson previously served on the Board from April 2004 to April 2009. Qualifications and Experience: Dr. Johnson currently is the Chief Executive Officer of Enduring Energy/Hydo, LLC and is the former Undersecretary for Energy at the Department of Energy (April 2009—November 2010) where she successfully brought greater cohesion to energy and environmental programs and also played a key role in ensuring that Recovery Act projects were of the highest caliber to have the greatest impact on the country. Prior to government service, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at the Johns Hopkins University from September 2007 – April 2009. Previously, she served as the Chief Academic and Administrative Officer and Chief Budget Officer of the Edmund T. Pratt, Jr., School of Engineering at Duke (“Duke”) University, joining Duke in July 1999. Prior to joining Duke, Dr. Johnson served on the faculty of the University of Colorado at Boulder from 1985 – 1999 as a Professor of Electrical and Computer Engineering and a co-founder and director (1993-1997) of the National Science Foundation Engineering Research Center for Optoelectronic Computing Systems Center. Education: Dr. Johnson received her BS with distinction, MS and PhD from Stanford University in Electrical Engineering. She is an expert in liquid crystal electro-optics and has over forty-five patents or patents pending in this field.

Directorships for the Past Five Years: Since 2006, Dr. Johnson served on the boards of directors of Minerals Technologies, Inc., Boston Scientific Corporation and Nortel Networks, until her appointment to the Department of Energy when she resigned from all public boards. After leaving the Department of Energy, she was re-elected to the board of directors of Boston Scientific Corporation (December 2010).

Tarun Khanna, age 45, has been a Director of AES since April 2009 and serves on the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Dr. Khanna is the Jorge Paulo Lemann Professor at the Harvard Business School, joining the faculty in 1993. He brings substantial expertise regarding global business, emerging markets and corporate strategy to the Board. Dr. Khanna’s scholarly work has been published in a range of economics, management and foreign policy journals and he recently published Billions of Entrepreneurs: How China and India are Reshaping their Futures, and Yours, a book focusing on the drivers of entrepreneurship in Asia, an important region for AES. His new co-authored book, Winning in Emerging Markets: A Roadmap for Strategy and Execution, was published in March 2010. He was appointed a Young Global Leader (under 40) by the World Economic Forum in 2007, was elected as a Fellow of the Academy of International Business in 2009, and was appointed Director of Harvard University’s South Asia Initiative in 2010. Education: Dr. Khanna received a BSE from Princeton University and PhD from Harvard University.

Directorships for the Past Five Years: Dr. Khanna is also a member of the boards of directors of SKS Microfinance (since February 2009) and the following privately-held companies: GVK Bio Sciences (since 2007) and TVS Logistics (since 2008).

John A. Koskinen, age 72, has been a Director of AES since April 2004 and serves on the Financial Audit Committee and Compensation Committee of the Board. Qualifications and Experience: Mr. Koskinen brings over thirty-five years of executive, board, government, and financial management experience to the Board. He served as the Non-Executive Chairman of Freddie Mac from September 2008 to February 2012 and served as the interim CEO and the person performing the function of Principal Financial Officer of Freddie Mac for six months during 2009. Mr. Koskinen has managed a wide range of companies and divisions engaged in a variety of activities, including mortgage securitization and investment, real estate development and management, hotel and resort operations, home building and insurance. He has also held several senior executive positions in government. Mr. Koskinen was President and a member of the Board of the United States Soccer Foundation from 2004 to 2008. Previously, he served as Deputy Mayor and City Administrator for the District of Columbia from 2000 to 2003. Prior to his election as Deputy Mayor, Mr. Koskinen occupied several positions within the U.S. Government, including service from 1994 through 1997 as Deputy Director for Management of the Office of Management and Budget. From 1998 to 2000, he served as Assistant to the President (President Clinton) and chaired the President’s Council on Year 2000 Conversion. Prior to his service with the U.S. Government, in 1973, Mr. Koskinen joined the Palmieri Company, which specialized in turnaround management, as Vice President and later served as President and Chief Executive Officer from 1979 through 1993. Mr. Koskinen was also a member of the Board of Trustees of Duke University from 1985 to 1997, serving as Chairman of the Board from 1994 to 1997. Education: Mr. Koskinen graduated with a JD, cum laude, from Yale University School of Law and a BA, magna cum laude, in physics from Duke University where he was a member of Phi Beta Kappa.

Directorships for the Past Five Years: Since 2007, Mr. Koskinen has also been a member of the board of directors of American Capital Strategies.

Philip Lader, age 66, has been a Director of AES since April 2001 and serves as Chairman of the Nominating, Governance and Corporate Responsibility Committee and a member of the Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Lader brings substantial executive, board and government experience to AES. The former U.S. Ambassador to the Court of St. James’s, he has served as Chairman of WPP plc, the world’s largest global advertising and marketing services company, comprised of approximately 157,000 people in 108 countries, which includes J. Walter Thompson, Young & Rubicam, and Ogilvy & Mather since 2001. A lawyer, Mr. Lader is also a Senior Advisor to Morgan Stanley, and serves as a member of the Investment Committees of Morgan Stanley’s Global Real Estate and Infrastructure Funds and was Vice Chairman of RAND Corporation. Mr. Lader served as White House Deputy Chief of Staff, Assistant to the President, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration during the Clinton Administration. Mr. Lader was also President of Sea Pines Company, Executive Vice President of the U.S. holdings of the late Sir James Goldsmith, and president of several universities in South Carolina and Australia. Education: Mr. Lader graduated with a BA from Duke University where he was a member of Phi Beta Kappa, an MA from the University of Michigan, completed graduate law studies at Oxford University, and received a JD from Harvard Law School.

Directorships for the Past Five Years: Mr. Lader is or has been a member of the boards of directors of WPP plc (2001-current), Lloyd’s of London (2005-2010), Marathon Oil Corporation (2002-current), UC RUSAL (2006-current), Songbird Estates, plc (2006-2009), and the following privately-held or non-profit companies: Duck Creek Technologies (2009-2011), RAND Corporation (2001-2011), Atlantic Council of US (2008-current), Smithsonian Museum of American History (since 2006), Salzburg Global Seminar (since 2008), Lader Foundation, and Bankinter Foundation for Innovation (2007-current).

Sandra O. Moose, age 70, has been a Director of AES since April 2004, and serves on the Nominating, Governance and Corporate Responsibility Committee, the Compensation Committee, and the Finance and Investment Committee of the Board. Qualifications and Experience: Dr. Moose brings substantial executive, strategic, planning, operations, consulting, and corporate governance experience to the Board. Dr. Moose is President of Strategic Advisory Services, and from 1975 to 2003 served as a director and Senior Vice President of The Boston Consulting Group (“BCG”). At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, for over 35 years. Dr. Moose managed BCG’s New York office from 1988-1998 and was chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994-1999. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Education: Dr. Moose received her PhD and MA in economics from Harvard University and BA, summa cum laude, in economics from Wheaton College.

Directorships for the Past Five Years: Dr. Moose is also a member of the boards of directors of Verizon (2000-current), serving as its presiding director (since November 2005), chairperson (since 2005) of the board of trustees of Natixis Advisor Funds (1982-current) and Loomis Sayles Funds (2003-current), and the Alfred P. Sloan Foundation (2000-current). Dr. Moose also served on the board of directors of Rohm and Haas Company (1981-2009) and as its lead director from 1998.

John B. Morse, Jr., age 65, has been a Director of AES since December 2008 and serves on the Financial Audit Committee and Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Morse brings substantial executive experience to the Board, including board, investment and other finance expertise. Before his retirement in December 2008, Mr. Morse served as the Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (the “Post”), a diversified education and media company whose principal operations include educational services, newspaper and magazine print and online publishing, television broadcasting and cable television systems recording over $4.4 billion in annual operating revenues. During Mr. Morse’s 19 year tenure, the Post’s leadership made more than 100 investments in both domestic and international companies and included new endeavors in emerging markets. Prior to joining the Post, Mr. Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers), where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Education: Mr. Morse graduated with a BA from the University of Virginia and an MBA from the Wharton School of Finance at the University of Pennsylvania. Mr. Morse is a Certified Public Accountant.

Directorships for the Past Five Years: Mr. Morse is also a member of the boards of directors of Host Hotels & Resorts Corporation (2005-present), the Home Shopping Network (2008-present), Trustee and President Emeritus of the College Foundation of the University of Virginia (2002-present), and recently completed a six-year term as a member of the Financial Accounting Standards Advisory Council (2004-2010).

Philip A. Odeen, age 76, has been a Director of AES since May 1, 2003 and has served as Chairman of the Board and Lead Independent Director since January 2008. Mr. Odeen also serves as Chairman of the Compensation Committee and a member of the Finance and Investment Committee of the Board. Qualifications and Experience: Mr. Odeen has provided leadership, strategic planning, executive compensation, and operations guidance to our Board as a result of his varied global business, governmental and non-profit and charitable organizational experience of over 50 years. As of December 31, 2007, Mr. Odeen assumed the Non- Executive Chairmanship for Convergys Corporation. From October 2006 to October 2007, Mr. Odeen served as Non-Executive Chairman for Avaya and served as Non-Executive Chairman for Reynolds and Reynolds Company from July 2004 until October 2006. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Prior to joining TRW in 1997, Mr. Odeen was President and Chief Executive Officer of BDM, which TRW acquired in 1997. From 1978 to 1992, Mr. Odeen was a Senior Consulting Partner with Coopers & Lybrand and served as Vice Chairman, Management Consulting Services, from 1991 to 1992. From 1972 to 1978, he was Vice President of the Wilson Sporting Goods Company. Mr. Odeen has served in senior positions with the Office of the Secretary of Defense and the National Security Council staff, and has served on the boards of community organizations, including the Northern Virginia Technology Council, Wolf Trap Foundation, Inova Health Care, CharityWorks, and Childhelp USA. Education: Mr. Odeen graduated with a BA from the University of South Dakota where he was a member of Phi Beta Kappa, was a Fulbright Scholar to the United Kingdom, and earned an MA from the University of Wisconsin.

Directorships for the Past Five Years: Mr. Odeen is also a member of the boards of directors of Convergys Corporation (2007-present), Qinetiq NA (2006-present), Booz, Allen, Hamilton (2008-present), Xstream Systems (2009-current), and Northrop Grumman Corporation (2005-2007).

Charles O. Rossotti, age 71, has been a Director of AES since March 2003 and serves as Chairman of the Financial Audit Committee of the Board. Qualifications and Experience: Mr. Rossotti brings substantial executive, entrepreneurial, global business, operations, and finance experience to our Board as a result of his previous positions. He serves as a Senior Advisor with the Carlyle Group, one of the world’s largest private equity firms, since March 2003. From November 1997 until November 2002, Mr. Rossotti was the Commissioner of Internal Revenue at the United States Internal Revenue Service (“IRS”), where he was responsible for regulatory and financial and accounting functions for $2 trillion a year in tax revenues. Prior to joining the IRS, Mr. Rossotti was a founder of American Management Systems, Inc. (“AMS”), a technology and management consulting firm which grew from inception to 9,000 employees and $800 million in revenue, where he oversaw operations in the U.S., Europe, and Asia. Mr. Rossotti held the position of President of AMS from 1970-1989, Chief Executive Officer from 1981 to 1993 and Chairman from 1989 to 1997, where he oversaw expansion into developed international markets, risk management of contracting functions, and strategic actions. From 1965 to 1969, he held various positions in the Office of Systems Analysis within the Office of the Secretary of Defense. He is currently a member of the board of directors of Capital Partners for Education, a non-profit organization and a member of the Controller General’s Advisory Board of the U.S. Government Accountability Office. Education: Mr. Rossotti graduated magna cum laude from Georgetown University and received an MBA with high distinction from Harvard Business School.

Directorships for the Past Five Years: Mr. Rossotti is also a member of the boards of directors of Bank of America Corporation (2009-present), Booz, Allen, Hamilton (2008-present), and Merrill Lynch Corporation (2004-2008) and the following privately held companies: Apollo Global (2008-present), Compusearch Systems, Inc. (2005-2011), Adesso Systems Corporation (2005-2006), Liquid Engines, Inc. (2004-2006), Quorum Management Solutions (2010-present), and Primatics Financial (2011-present).

Sven Sandstrom, age 71, has been a Director of AES since October 2002 and serves on the Financial Audit Committee and the Nominating, Governance and Corporate Responsibility Committee of the Board. Qualifications and Experience: Mr. Sandstrom brings substantial experience in global finance, strategy, operations, industry knowledge, as well as risk management to our Board as a result of his following positions. He is the former Managing Director of the World Bank where he served for 30 years, retiring in 2001. As Managing Director for ten years, Mr. Sandstrom was responsible for all aspects of the Bank’s work including financial policy and risk management, global strategy, and operations. Since 2001, Mr. Sandstrom has been a director and adviser at private corporations and public institutions in Europe, Africa, Asia and the U.S., including the European Commission, the African Development Bank and the International Union for the Conservation of Nature (“IUCN”). For six years, he chaired the international funding negotiations for the African Development Band and the Global Fund to Fight AIDS, TB and Malaria. He is the CEO of Hand in Hand International, a UK public charitable trust that funds and supports development and microfinance operations in India, Afghanistan and Eastern and Southern Africa. He is also the sole owner and operator of a small hydropower plant in northern Sweden. Education: Mr. Sandstrom graduated with a BA from the University of Stockholm, an MBA from the Stockholm School of Economics, and a DrSc from the Royal Institute of Technology in Stockholm. For three years, he was a joint Research Associate at MIT and Harvard Business School.

Directorships for the Past Five Years: Mr. Sandstrom is also a member of the board of directors of Hand in Hand International, UK (2009-present) and IUCN, Switzerland (2004-2008).

THE BOARD RECOMMENDS A VOTE FOR THE

ELECTION OF THE ELEVEN DIRECTORS DISCUSSED ABOVE AND LISTED ON

THE PROXY CARD

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on each of our Financial Audit, Compensation and Nominating, Governance and Corporate Responsibility Committees pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Financial Audit Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of Director and Director Nominee independence in February 2012. The purpose of this review was to determine whether any relationships or transactions involving Directors and Director nominees (including their family members and affiliates) were inconsistent with a determination that the Director or Director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to Financial Audit Committee members and Financial Audit Committee nominees, under the independence standards for audit committee members adopted by the SEC.

In making this determination, the Board considered not only the criteria for independence set forth in the listing standards of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or a Director nominee or any member of their immediate family (or any entity of which a Director or Director nominee or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might bear on the materiality of a Director’s or a Director nominee’s relationship to AES or any of its subsidiaries. As described in the preceding sentence, the Board considered the independence issue not merely from the standpoint of the Director or Director nominee, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that Messrs. Koskinen, Lader, Morse, Odeen, Rossotti and Sandstrom and Drs. Bodman, Khanna, Moose and Johnson each qualify as independent under the independence standards existing under the NYSE rules. Our Board also determined that Messrs. Koskinen, Morse, Rossotti and Sandstrom qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairman of the Board (“Chairman”) and CEO. If the Chairman is independent, he or she will also serve as Lead Independent Director. Since 1993, we have separated the offices of Chairman and CEO. Since 2003, our Chairman has been an independent Director who has also acted as Lead Independent Director.

We believe the structure described above provides strong leadership for our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders. Our current structure, which includes an independent Chairman serving as Lead Independent Director, helps ensure independent oversight over the Company. Our Corporate Governance Guidelines state that the Lead Independent Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, and facilitating communications among the other members of the Board. At the same time, our current structure allows the CEO to focus his energies on management of the Company.

Our Board has ten independent members and two non-independent members, the CEO and CIC nominee. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. We have three Board Committees comprised solely of independent Directors, each with a different independent Director serving as Chairman of the Committee. We believe that the number of independent experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our Stockholders.

Pursuant to our Bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and Chairman, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

THE COMMITTEES OF THE BOARD

In 2011, the Board maintained four standing Committees: the Compensation Committee, Finance and Investment Committee, Financial Audit Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has determined that each of the members of the Compensation Committee, Financial Audit Committee, and Nominating, Governance and Corporate Responsibility Committee meets the standards of “independence” established by the NYSE. A description of each Board Committee is set forth below.

STANDING COMMITTEES:

Compensation Committee

The members of the Compensation Committee are Samuel W. Bodman, III, Kristina M. Johnson, John A. Koskinen, Sandra O. Moose, and Philip A. Odeen (Chairman). For information regarding the role of our Compensation Committee, including its processes and procedures for determining executive compensation, see “Information About our Compensation Committee” beginning on page 65 of this Proxy Statement. The Compensation Committee operates under the Charter of the Compensation Committee, which has been adopted and approved by the Board. The Compensation Committee may form subcommittees and delegate to those subcommittees such power and authority as the Compensation Committee deems appropriate and in compliance with law. A copy of the Compensation Committee’s Charter can be obtained from the Company’s web site (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

Finance and Investment Committee

The members of the Finance and Investment Committee are Andrés Gluski (Chairman), Philip Lader, Sandra O. Moose, John B. Morse, Jr., and Philip A. Odeen. The Finance and Investment Committee focuses on the evaluation of strategic plans, potential investments, budgets, proposed equity and/or debt offerings, and is also available to provide advice and assistance to Company Management on a more frequent basis than the regularly scheduled meetings of the Board. The Finance and Investment Committee operates under the Charter of the Finance and Investment Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Financial Audit Committee (the “Audit Committee”)

The members of the Audit Committee are John A. Koskinen, John B. Morse, Jr., Charles O. Rossotti (Chairman), and Sven Sandstrom. The Audit Committee is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee may delegate its authority to subcommittees when it deems such delegation to be appropriate and in the best interests of the Company. The Audit Committee, on behalf of the Board, also appoints the Company’s independent auditors, subject to Stockholder ratification, at the Annual Meeting. The Audit Committee operates under the Charter of the Audit Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Our Board has determined that all members of the Audit Committee are independent within the meaning of the SEC rules and under the current listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules and an Audit Committee Financial Expert within the meaning of the SEC rules based on, among other things, the experience of such member, as described under “Proposal 1: Election of Directors” set forth on page 4 of this Proxy Statement.

Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”)

The members of the Nominating Committee are Tarun Khanna, Philip Lader (Chairman), Sandra O. Moose and Sven Sandstrom. The Nominating Committee provides recommendations for potential Director nominees for election to the Board, establishes compensation for Directors, considers governance and social responsibility issues relating to the Board and the Company and considers the scope of the Company’s internal environmental and safety audit programs. The Nominating Committee may form subcommittees and delegate to those subcommittees such power and authority as the Committee deems appropriate and in compliance with law. The Nominating Committee operates under the Charter of the Nominating Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company’s website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of attributes such as knowledge, experience, diversity and other attributes. In addition, the Company’s Corporate Governance Guidelines establish that the size of the Board shall be nine to twelve members, a range which “permits diversity of experience without hindering effective discussion or diminishing individual accountability.”

Consistent with these governing documents, both the Nominating Committee and the full Board seek Director nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating Committee reviews the qualifications of proposed Director nominees to serve on our Board and recommends Director nominees to our Board for election at the Company’s Annual Meeting. The Board proposes a slate of Director nominees to the Stockholders for election to the Board, using information provided to the Committee.

In certain instances, a third party may assist in identifying potential Director nominees. The Nominating Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for Director are evaluated using the criteria described above. As described under “Proposal 1: Election of Directors,” Mr. Zhang was nominated by CIC to our Board pursuant to the Stockholder Agreement. Stockholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary of the Company at 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in the Company’s Bylaws, which are described in “Stockholder Proposals and Nominations for Director” set forth on page 78 of this Proxy Statement.

Director Compensation. The Nominating Committee periodically reviews the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. In reviewing and determining the compensation paid to Directors, the Committee considers how such compensation relates and compares to that of companies of comparable size and/or have equivalent complexity. The Committee’s review includes looking at both direct and indirect forms of compensation paid to our Directors, including any charitable contributions made by the Company, on behalf of such Directors, to organizations with which Directors are affiliated. The General Counsel’s Office assists the Nominating Committee with its review of our Director compensation program. The General Counsel’s office conducts research on other companies’ director compensation practices by reviewing broad-based director compensation studies, which generally include a hundred or more companies, and providing the Committee with a benchmarking analysis of such companies’ practices as compared to the Company’s Director compensation program. These reports are further described in “Director Compensation for 2011” below. Neither the General Counsel’s Office nor the Nominating Committee retains an independent compensation consultant to assist with recommending or determining Director compensation. Any proposed changes to the Director compensation program are recommended by the Nominating Committee to the Board for consideration and approval. For further information regarding our Director compensation program, see “Compensation of Directors (2011)” starting on page 68 of this Proxy Statement.

BOARD’S ROLE IN RISK MANAGEMENT

Our Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees, who provide oversight over the risk management practices implemented by Management. Our full Board provides oversight with respect to risk management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. Even when the oversight of a specific area of risk has been delegated to a Committee, the full Board may maintain oversight over such risks through the receipt of reports from the Committee Chairpersons to the full Board at each regularly-scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a Board Committee. The Board and Committee reviews occur principally through the receipt of regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to risks faced by the Company. The Company’s Chief Financial Officer and/or Treasurer provides a report on the Company’s liquidity position, including an analysis of prospective sources and uses of funds, and the implications to the Company’s debt covenants and credit rating, if any. Chief Operating Officers or their designees provide operational reports, which include risks related to tariffs, efficiency at our subsidiaries’ plants, construction, and related matters. The Company’s Vice President of Risk provides a report to the Board which explains the Company’s primary risk exposures, including currency, commodity and interest rate risk. Finally, the Company’s General Counsel provides a privileged dispute resolution report which provides information regarding the status of the Company’s litigation and related matters. At each regularly-scheduled Board meeting, the full Board also receives reports from Committee Chairpersons, which may include a discussion of risks initially overseen by the Committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as regulatory, geopolitical, cyclical or other risks that are not covered in the regular reports given to the Board and described above.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; and the effectiveness of the Company’s Ethics and Compliance Program. The Company’s Nominating Committee maintains initial oversight over risks related to workplace safety, and our subsidiaries’ continuing efforts to ensure compliance with the best practices in this area. When appropriate, the Nominating Committee also receives environmental reports regarding our subsidiaries’ compliance with environmental laws and their efforts to ensure continuing compliance with governing laws and regulations. The Company’s Compensation Committee maintains initial oversight over risks related to the Company’s compensation practices, including practices related to hiring and retention, succession planning (approved by the full Board), and training of employees. The Finance and Investment Committee maintains initial oversight over risks related to business development, including business combinations, Greenfield development and re-financings. Generally, any such transactions are also reviewed and, in many cases, approved by the full Board.

DIRECTOR ATTENDANCE

In 2011, our Board convened seventeen times, including eleven telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee—nine meetings; (ii) Compensation Committee—nine meetings; (iii) Finance and Investment Committee—three meetings; and (iv) Nominating Committee—seven meetings.

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by conference telephone, and Directors are also encouraged to attend the Annual Meeting. Messrs. Koskinen, Hanrahan, Lader, Morse, Odeen, Rossotti, and Sandstrom and Drs. Bodman, Johnson, Khanna and Moose attended the 2011 Annual Meeting of Stockholders on April 21, 2011. Messrs. Gluski and Zhang were not Directors on the Board at that time, though Mr. Gluski did attend as an executive officer of the Company. All of our current Directors attended at least 88% of the aggregate of all meetings of the Board and the Committees on which they served, during the period in which each Director served.

In accordance with the Company’s Corporate Governance Guidelines, non-management Directors met in executive session after each in-person meeting of the Board. Non-management Directors met five times in 2011, with Mr. Odeen presiding as Lead Independent Director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The CD&A includes compensation details for our “Named Executive Officers” (“NEOs”), including:

•	Mr. Andrés Gluski – President & Chief Executive Officer (“CEO”)

•	Ms. Victoria Harker – EVP, Chief Financial Officer (“CFO”) & President, Global Business Services

•	Mr. Edward Hall – EVP, Chief Operating Officer (“COO”), Global Generation

•	Mr. Andrew Vesey – EVP, Chief Operating Officer (“COO”), Global Utilities

•	Mr. Brian Miller – EVP, General Counsel & Corporate Secretary

The CD&A also addresses compensation of our former President & CEO, Mr. Paul Hanrahan, who left AES in 2011.

2011 Performance and Achievements

In 2011, AES achieved and out-performed against a number of the pre-determined objectives that were set at the beginning of the year. The Company also made some key changes which resulted in AES publicly announcing its strategic transformation plan intended to unlock additional value for our Stockholders. In terms of the pre-established objectives:

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AES delivered financial results in 2011 that met or exceeded our financial guidance targets for the year. For the fiscal year ended December 31, 2011 (FY11), the following table summarizes our results on key financial metrics. Our Subsidiary Distributions result represents a record achievement level on this key financial metric which indicates the cash distributed to AES by our subsidiaries that can be used to fund our debt service, investment and other cash needs.

Financial Performance Measure	AES FY11 Result
Consolidated Gross Margin	$4.1 billion
Adjusted Earnings Per Share[1]	$1.04
Subsidiary Distributions	$1.3 billion

[1]	See “Non-GAAP Measures” section, beginning on page 40 of this Proxy Statement.

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The Company met its operational improvement metrics, exceeding pre-established targets set for improving the operating performance of the business and achieving cost savings through global sourcing and other cost reduction initiatives.

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On November, 28, 2011, we closed the acquisition of DPL Inc., the parent company of Dayton Power & Light (DP&L), expanding our Utility presence in the Midwest United States and bringing our total North American generation capacity to 15,756 Gross MW.

•	AES brought 2,000 MW of new core power and renewable construction projects online in 2011, including Maritza in Bulgaria, Changuinola in Panama, and Angamos in Chile.

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We met key milestones for the 1,200 MW Mong Duong II coal project in Vietnam, scheduled for 2015 completion, and announced that our 50/50 Joint Venture with Koç Holding in Turkey, AES Entek, has entered into an agreement to develop a 625 MW greenfield coal project in Turkey.

•	We closed the sale of Atimus, our telecommunications business in Brazil, representing $284 million in proceeds to AES.

Also, in 2011, AES announced its strategic transformation plan, consisting of four key near-term priorities:

•	Grow through platform expansion and focused development in core markets;

•	Narrow our geographic focus;

•	Optimize profitability; and

•	Improve our capital structure and return cash to Stockholders.

The following accomplishments in the fourth quarter reflect our implementation of the strategic transformation plan:

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We made significant progress on our portfolio management program by signing or closing agreements in the last four months of 2011 to sell assets that are either non-core or in non-strategic markets representing a total of approximately $530 million in proceeds to AES.

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We began implementation of a new organization structure comprised of a Generation and Utility business line (previously AES was organized in four regions) intended to optimize our long-term profitability and accelerate our cost reduction program.

•	We announced our intent to initiate a $120 million annual dividend, paid quarterly, with the first payment in the fourth quarter of 2012.

Regarding returns to Stockholders, our results remain mixed depending on the time period being measured. The following chart shows AES’ Total Stockholder Return against the S&P 500 Index for the one- and three-year periods ended December 31, 2011.

For Period Ended 12/31/2011	AES	S&P 500 Index
One-year Total Stockholder Return	-3%	0%
Three-year Total Stockholder Return	44%	39%

Given our recent Stockholder returns and pay-for-performance focus, some Long-Term Compensation awards have vested or are projected to vest below the target performance level. In addition, several of our past Stock Option awards have a current value below their original grant value, including several Stock Option grants with an exercise price above our current share price (i.e., are “underwater”).

Compensation Philosophy, Structure and Process

Our compensation philosophy is designed to align each of our NEO’s compensation with value creation for Stockholders, and our short- and long-term performance, and to provide executive compensation that attracts, motivates and retains high performing executives. This philosophy is reflected in our overall compensation structure and processes relating to executive compensation:

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Our pay philosophy is to target total compensation at the size-adjusted 50th percentile so that we are comparing ourselves to and making pay decisions based on compensation levels provided by similar-size companies;

•	Our compensation program is heavily weighted to performance-based pay with a significant portion of our compensation being paid through our short- and long-term incentive plans;

•	We maintain executive share ownership guidelines to align our NEOs’ interests with those of our Stockholders;

•	We do not provide excise tax gross-ups in new or materially amended employment contracts or severance plans;

•	We do not provide any perquisites to our current NEOs;

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Our supplemental executive retirement benefits are designed primarily to restore benefits limited under our broad-based retirement plans because of statutory limits imposed by the Internal Revenue Code (the “Code”);

•	Our change-in-control severance arrangements continue to benchmark at market levels;

•	We have not participated in a practice of backdating or repricing Stock Options, nor have we modified pre-set targets for annual incentive or performance equity awards;

•	The Compensation Committee continually reviews our compensation program with respect to our NEOs to ensure that it meets our objectives and executive compensation philosophy; and

•	Our Compensation Committee has retained and directs an independent compensation consultant who does not provide any other services to the Company.

2011 Compensation Highlights

In 2011, we made the following determinations with respect to NEO compensation:

•	Targeted total compensation to place over 65-70% at-risk (i.e., performance-based compensation);

CEO Target Total Compensation Mix Over 70% at-risk, performance-based ~ 40% in annual cash compensation ~ 60% in long-term equity compensation	Other NEO Target Total Compensation Mix Over 65% at-risk, performance-based ~ 45% in annual cash compensation ~ 55% in long-term equity compensation

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Increased NEO base salaries in February 2011 at the market-average increase rate of 2.8% with the exception of the salary increase for our former CEO, Mr. Hanrahan, who was awarded 8.9%, which aligned his salary with the 50th percentile of the market, a level he had historically lagged (also, as discussed below, Mr. Gluski’s base salary was adjusted upon his promotion to CEO);

•	Awarded annual incentives at 126% of the target award based on our 2011 Company performance score and our NEOs’ individual performances;

•	Granted 100% of NEO Long-Term Compensation awards in the form of equity;

•	Vested long-term performance awards with performance periods that ended in 2011 between the threshold and target performance level;

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For 2009-2011 Performance Stock Unit awards, which vest based on AES Total Stockholder Return relative to S&P 500 companies for the three-year period ended December 31, 2011, we ranked at the 43.3rd percentile which triggered vesting equal to 58.25% of the target award;

–	For 2009-2011 Performance Unit awards, which vest based on Cash Value Added, an internal measure of AES cash generation, we achieved 98.3% of the cumulative three-year goal and paid at 91.5% of the target award value;

–	In total, the vested value of 2009-2011 Performance Stock Units, the 2009-2011 Performance Unit payout and all Stock Options that were vested at the end of 2011 had a value that was below their original grant date value demonstrating that the Company must create value for Stockholders in order for our NEOs to realize the full grant date value of Long-Term Compensation awards.

•	Implemented our new stock ownership policy which requires our current NEOs to hold AES Common Stock with a value of 3x to 5x current base salary (5x for CEO, 3x for other NEOs); and

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Adopted the Executive Severance Plan which does not include an excise tax gross-up provision. This plan applies to any new executive officers or executive officers for whom we materially modify their severance terms, including Mr. Gluski, who was added as a participant upon his promotion to CEO and termination of his prior employment agreement with AES. As a result, Mr. Gluski gave up his eligibility for an excise tax gross-up.

Changes Implemented in 2012

Beginning in 2012, we are implementing changes to the financial measures used in our annual incentive plan and a change to the performance vesting conditions applied to Performance Stock Units, which are part of our Long-Term Compensation program.

For our 2012 annual incentive plan, the financial measures will consist of Adjusted Earnings Per Share (EPS), Adjusted Pre-Tax Contribution, Free Cash Flow and Subsidiary Distributions. Two of these measures, Adjusted EPS and Adjusted Pre-Tax Contribution, are new to the annual incentive plan for 2012. Free Cash Flow and Subsidiary Distributions were used in the 2011 incentive plan. This change is intended to maintain our focus on cash generation while enhancing alignment with value to Stockholders by adding earnings measures to the annual incentive plan.

The performance vesting conditions for the 2012 Performance Stock Unit grant are also changing from prior years to further align the award with Stockholder return and value creation. The 2012 Performance Stock Unit grant will be measured equally by:

•	Total Stockholder Return against the S&P Utility Sector Group (33 companies, including AES); and

•	Ownership-Adjusted EBITDA minus Mandatory Capital Expenditures (CapEx), which will replace the Cash Value Added metric used in the past.

We changed the Total Stockholder Return comparison group as noted above to track our performance against other large companies in our industry, against which our Stockholders primarily compare us.

In terms of value creation, Mandatory CapEx is defined as Maintenance & Environmental CapEx, excluding Environmental capital projects with rate-based returns. We have changed to EBITDA minus Mandatory CapEx to improve the alignment between our internal measurement of performance and value creation to Stockholders as well as provide greater transparency to participants. Also, business development expense, previously excluded from Cash Value Added, will factor into the new measure.

Executive Leadership Changes in 2011 and Related Compensation Actions

In September 2011, Mr. Gluski was promoted to President & Chief Executive Officer of AES. Prior to this time, Mr. Gluski served as our Chief Operating Officer. Following his promotion, the Compensation Committee adjusted Mr. Gluski’s base salary to $1.0 million and awarded him a promotion Long-Term Compensation grant valued at $1.5 million consisting of Restricted Stock Units and Stock Options. Also, the Compensation Committee determined that his annual incentive target would increase to 150% and his Long-Term Compensation target would increase to 400%, with both adjustments effective January 1, 2012. These changes were to bring Mr. Gluski’s total compensation opportunity more in line with market competitive levels, though Mr. Gluski’s initial compensation adjustments were targeted based on the 25th percentile because he was new to the position.

In September 2011, we also announced the departure of our former President & Chief Executive Officer, Mr. Hanrahan. Upon his departure from AES, which occurred on November 30, 2011, Mr. Hanrahan was provided separation payments and benefits with an estimated total value of $6.1 million plus continued vesting of his Stock Options for three years which resulted in an incremental ASC Topic 718 accounting expense of $3.5 million. Further information on Mr. Hanrahan’s separation payments and benefits is included in the footnotes to the Summary Compensation Table (page 43) and the Potential Payments Upon Termination or Change-in-Control section (page 56) in this Proxy Statement.

Our Executive Compensation Process

This section includes a discussion of the following:

•	CEO Compensation Relative to other NEOs

•	Our Process for Determining Executive Compensation Including the Respective Roles of:

–	Our Compensation Committee

–	The Compensation Committee’s Independent Consultant

–	Management’s Consultant

–	Our Management

•	How We Use Survey Data (“Survey Data”) in our Executive Compensation Process

CEO Compensation Relative to other NEOs

Our CEO’s compensation is higher than the compensation paid to our other NEOs largely due to the scope of his position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ near- and long-term performance generally. Also, for these reasons, as shown above, our CEO’s total direct compensation is more heavily weighted towards incentive compensation elements when compared to that of the other NEOs and his stock ownership guideline is higher than other NEOs.

Our Process for Determining Executive Compensation

The Role of Our Compensation Committee

The Compensation Committee has primary responsibility for oversight of the Company’s compensation and employee benefit plans and practices which cover our NEOs. On an annual basis, the Compensation Committee also reviews the Company’s succession plan for the NEOs and other key positions.

As in prior years, in the first quarter of 2011, the Compensation Committee reviewed and benchmarked AES’ executive compensation program against relevant Survey Data that includes general industry and energy industry companies. This data was used to help determine payout opportunities for the coming year. Executive compensation data disclosed in proxies filed by other comparable companies in our industry is also provided to the Compensation Committee for reference.

Executive performance and Company performance affect both pay opportunities and short-term incentive payouts. To assess Company performance, the Compensation Committee receives a detailed summary of the Company’s overall performance against its pre-set targets for the year.

The Compensation Committee considers the information it receives and exercises its own independent judgment in making executive compensation recommendations to our Board of Directors. The Compensation Committee’s recommendations are based on a review of: (1) Survey Data; (2) the individual’s performance against their pre-set goals and objectives for the year; (3) the individual’s experience; (4) the individual’s position and scope of responsibilities; and (5) the individual’s future prospects with the Company.

The Role of the Compensation Committee’s Independent Consultant

In 2011, the Compensation Committee retained the services of its own independent consultant, Meridian Compensation Partners, LLC (“Meridian”), providing the Committee with independent knowledge and experience related to executive compensation. Throughout the year, Meridian reported directly and exclusively to the Compensation Committee and provided objective input and analysis with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. Meridian’s services included providing advice on determining the actual compensation amounts to be paid to the NEOs. During 2011, Meridian participated in seven Compensation Committee meetings either in person or by telephone. During 2011, Meridian provided no services to AES other than executive compensation services.

The Role of Management’s Consultant

AES Management retained the services of Towers Watson in 2011 to provide benchmark data for the NEOs. All materials provided by Towers Watson were shared with Meridian prior to being presented to the Compensation Committee. Meridian provided review and comment to the Compensation Committee as appropriate.

The Role of Our Management

Our CEO participates in all Compensation Committee meetings, excluding any of the executive sessions or sessions of the Committee in which his compensation and performance are discussed and approved. His role in the process of determining executive compensation is to provide the Compensation Committee with an assessment of each NEO’s performance against his/her pre-set goals and objectives, and to provide his initial assessment and compensation recommendations for the individual’s incentive compensation and base salary.

Our Senior Vice President of Human Resources and Internal Communications develops written background and supporting materials for review by the Compensation Committee prior to its meetings and presents information relating to specific elements of our compensation program. If warranted, she also proposes changes to our annual and long-term incentive programs. In addition, she attends all Compensation Committee meetings, but is not present at the executive sessions or when her compensation and performance are discussed.

The Human Resources team also directly interfaces with Meridian to prepare the necessary background information for the Compensation Committee.

How We Use Survey Data in our Executive Compensation Process

During 2011, Towers Watson supplied benchmarking data for each NEO against a group of similarly-sized general industry and energy industry companies, and similarly-positioned executives. This data was from the Towers Watson U.S. General Industry and U.S. Energy Industry Executive Compensation Databases (“2011 Survey Data”). Meridian reviewed the benchmarking data and concluded that the data sources selected by AES were appropriate for these purposes.

At the time the 2011 Survey Data was reviewed by the Compensation Committee (in January and February 2011), Mr. Hanrahan was our CEO, Mr. Gluski was our EVP & COO, Ms. Harker was our EVP & CFO, Mr. Hall was our EVP & President, North America & Chairman, Wind & Energy Storage. Mr. Vesey was our EVP & President, Latin America & Africa and Mr. Miller was our EVP, General Counsel & Corporate Secretary.

The 2011 Survey Data utilized either a blend of general industry and energy industry data or general industry data only. The data used varied based on the NEO’s role and the types of companies in which we may compete for talent.

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For Messrs. Hanrahan, Gluski, Hall and Vesey, 2011 Survey Data represents an equally-weighted blend of general industry and energy industry companies, deemed appropriate due to the specific experience, including responsibility for international operations, required for these positions and their operational nature.

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For Ms. Harker and Mr. Miller, the 2011 Survey Data represents general industry companies only since the functional nature of these positions, and their international responsibility, allows for competition for talent across a wide range of industries.

We provide compensation opportunities that approximate the size-adjusted 50th percentile of the above-described market data based on our revenue size at the corporate or business unit level, as described below. We then design our incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, the actual compensation realized by a NEO could be above or below the 50th percentile based on our actual performance.

To size-adjust market data, we use regression analysis, when available, because it provides the most accurate indication of the compensation that companies with corporate revenue size comparable to AES (or business unit revenue in the case of Messrs. Hall and Vesey) provide to executives in comparable roles and that have international operations which may compete with AES for talent. Executive target total compensation more closely correlates with revenue than any other company size indicator for general and energy industry companies. Regression analysis predicts the compensation paid by companies closest to us in size.

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For Messrs. Hanrahan and Gluski, the market data was regressed based on AES consolidated revenues of $16.1 billion. This data was generally representative of 89 general industry companies and 13 energy companies with annual corporate revenues from $10-$20 billion in Towers Watson’s databases.

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For Ms. Harker and Mr. Miller, the market data was regressed based on AES consolidated revenues of $16.1 billion. This data was generally representative of 89 general industry companies with annual corporate revenues from $10-$20 billion in Towers Watson’s databases.

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For Messrs. Hall and Vesey, the general industry market data was regressed based on business unit revenues of $7.2 billion. This data was generally representative of 215 business units with annual revenues from $2 billion to over $18 billion (median of $5 billion) in Towers Watson’s databases. There was no energy industry regression data available for these positions, so the data was based on a sample of 13 business units with median revenues of $6.5 billion, which was appropriate given the size of Messrs. Hall’s and Vesey’s respective business units.

The 2011 Survey Data was compiled and referenced in making compensation decisions in February 2011. These decisions occurred prior to the CEO leadership transition and subsequent organization realignment that occurred in the fourth quarter of 2011. Due to the transition and realignment, several of the NEOs currently have positions that differ and are broader in scope than those held in February. However, with the exception of Mr. Gluski as discussed further in the “2011 Compensation Decisions” section, we did not subsequently adjust compensation for our NEOs during 2011 because the role changes did not occur until the final quarter.

To understand the full range of pay within our relative market, the Survey Data reviewed by the Compensation Committee provides a market comparison at the 25th, 50th and 75th percentiles for each position (as opposed to other percentiles) in order to be consistent with market practices employed in the analysis of the Survey Data. The Compensation Committee determines total compensation for our NEOs after taking into account a range of factors, including job complexity, level of experience and expertise, individual performance and long-term potential. For 2011, targeted total compensation compared to the market percentile data as shown below:

Named Executive Officer	Market Percentile of 2011 Target Total Compensation
Andrés Gluski, President & CEO	At the 25th percentile (within 5%)
Victoria Harker, EVP, CFO & President, Global Business Services	Above 50th percentile (5-10% above)
Edward Hall, EVP, COO, Global Generation	At 50th percentile (within 1%)
Andrew Vesey, EVP, COO, Global Utilities	At 50th percentile (within 1%)
Brian Miller, EVP, General Counsel & Corporate Secretary	Above 50th percentile (10-15% above)

As a secondary data source, executive compensation data disclosed in proxies filed by other comparable companies in our industry are also provided to the Compensation Committee for reference. In 2011, the Compensation Committee was provided with proxy data from 13 other energy companies selected based on their comparable size to AES as listed below:

Calpine Corporation	Edison International	NRG Inc	Williams Companies
CMS Energy	GenOn Energy	PG&E Corp	Xcel Energy Inc
Duke Energy Corp	Entergy Corp	Southern Company
Dynegy Inc	Nextera Energy Inc

While these companies have similarities to AES from an industry perspective, the Compensation Committee believes that the global nature of AES’ operations set it apart from the companies listed above, whose operations are primarily in the U.S. Therefore, the Survey Data (which includes data from general industry and energy industry companies) provides the Compensation Committee with a more complete view of similarly-sized companies with international operations against whom we compete for talent.

Components of AES’ Total Compensation Program

This section includes a discussion of the following:

•	Overview of Our Compensation Elements

•	A Detailed Explanation of Our Long-Term Compensation Plan for 2011

–	Overall Long-Term Compensation Award Mix

–	Performance Stock Units

–	Stock Options

–	Restricted Stock Units

Overview of Our Compensation Elements

The following table lists each of the elements that comprise our compensation program, the objectives and why we provide each of these elements and the key features of each of these elements.

Pay Element	Compensation Objective / Why We Provide Each Element	Key Features
Base Salary

Objective: Provide fixed cash compensation for each job position that is competitive and reflects the individual’s experience, responsibility and expertise.

Why Element is Provided:

–      Market competitive and, thus, helps to attract and retain our NEOs

–      Reflects individual NEO’s level of responsibility within the Company

Base salary is reviewed annually and adjusted primarily to reflect market changes. Internal company salary guidance regarding annual base salary adjustments is also taken into consideration.

Adjustments to base salary are also made as needed to reflect individual performance and address internal equity.

Performance Incentive Plan (our annual incentive plan)

Objective: Provide performance-based, short-term cash compensation relative to the achievement of pre-set, financial, operational and Company-wide strategic objectives, and individual performance accomplishments and contributions.

Why Element is Provided:

–      Direct incentive to achieve the Company’s financial, operational and strategic objectives for the year

–      Market competitive and, thus, helps to attract and retain our NEOs

The Performance Incentive Plan opportunity for each NEO is assessed and approved annually with target incentive awards ranging from 100% to 150% of base salary, depending on an individual’s specific job responsibilities.

Payment is directly linked to the level of results achieved against pre-set measures with potential payouts ranging from 0-200% of the target payment. The Compensation Committee has not awarded performance incentive payments outside of this range.

In determining annual awards, the Compensation Committee retains the right to reduce the payout of awards under the Plan.

For more information on our Performance Incentive Plan, see page 27 of this Proxy Statement.

Pay Element	Compensation Objective / Why We Provide Each Element	Key Features

Retirement, Health and Welfare Benefits

Objective: Provide competitive retirement, health and welfare benefits that are generally comparable to those provided to our broad-based U.S. employee population.

Why Element is Provided:

–      Consistent with our approach for the broad-based U.S. employee population

–      Market competitive and, thus, helps to attract and retain our NEOs

Company-sponsored retirement, health and welfare benefits are available to all U.S. employees.

NEOs and other key individuals also have the opportunity to receive additional retirement benefits by participating in our Restoration Supplemental Retirement Plan (or its predecessor). This Plan is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Long-Term Compensation Plan

Objective: Provide performance-based awards that align the interests of our executives with those of our Stockholders through equity tied to stock price performance and long-term value creation.

Why Element is Provided:

–      Directly links NEO interests with those of our Stockholders and AES long-term financial performance

–      Helps build NEO stock ownership

–      Market competitive and, thus, needed to attract and retain our NEOs

The Long-Term Compensation Plan was modified in 2011 to deliver all awards to NEOs in the form of three equity-based award types:

–      Performance Stock Units;

–      Stock Options; and

–      Restricted Stock Units

Previously, AES provided a mix of cash- and equity-based awards in our NEO Long-Term Compensation Plan.

A Detailed Explanation of Our Long-Term Compensation Plan for 2011

As each component of the Long-Term Compensation Plan has unique features and measurement requirements, additional details pertaining to each component are provided below.

Overall Long-Term Compensation Award Mix

The overall Long-Term Compensation award mix was based on (1) our compensation philosophy which emphasizes alignment between executive compensation and Stockholder value creation; (2) our long-term strategic and financial objectives; (3) our goal of retaining our NEOs; and (4) our review of relevant market practices. We primarily selected the mix of Long-Term Compensation Awards to emphasize performance and Stockholder value alignment: 80% of 2011 awards are performance-based and 100% of 2011 awards are equity-based and, thus, have a value that is tied to AES share price performance. For a description of the 2011 Long-Term Compensation Plan awards, see “2011 Long-Term Compensation Grants” on page 34.

2011 Long-Term Compensation

Restricted Stock Units are awarded to assist in retaining our NEOs and to increase NEO stock ownership to align NEOs’ interests with those of Stockholders

Performance Stock Units that vest based on Cash Value Added are awarded to focus our NEOs on both net cash generation, a measure of AES financial performance, as well as share price performance as units are settled in AES Common Shares

Stock Options are awarded to provide our NEOs with an incentive to increase the price of AES Common Shares subsequent to the grant date

Performance Stock Units that vest based on Total Stockholder Return are awarded to focus our NEOs on delivering total returns to Stockholders that are equal to or in excess of returns produced by the broader stock market

Performance Stock Units Based on Cash Value Added

Performance Stock Units represent the right to receive a single share of AES Common Stock or cash of equivalent fair market value subject to performance- and service-based vesting conditions. Half of the Performance Stock Units granted in 2011 are eligible to vest subject to our three-year cumulative Cash Value Added performance. Cash Value Added measures the net cash we produce by increasing revenue, reducing costs and improving productivity, all of which drive value creation to Stockholders.

Specifically, Cash Value Added is defined as Operating Income plus Business Development and Depreciation and Amortization; plus or minus Unrealized Commodity Derivatives gains/losses, and Equity in Earnings; plus Intercompany Management Fees to equal Cash EBITDA. A Tax Charge is then subtracted to equal After Tax Cash EBITDA and a Cumulative Mandatory Capex Charge is subtracted to equal Total Cash Value Added. As a final step in the calculation the Total Cash Value Added is adjusted by AES’ Ownership percentage (which reflects AES’ direct or indirect ownership in a particular business).

The targeted Cash Value Added for the specific three-year performance period is determined at the time the Performance Stock Units are granted. Pre-defined, objective adjustments are made to the Cash Value Added target during the three-year performance period, based on changes to the Company’s portfolio, such as an asset divestiture or sale of a portion of equity in a subsidiary. At the end of each year, an outside financial consultant is engaged to assist in reviewing our final Cash Value Added calculation and ensure it meets our evaluation criteria.

The final value of the Performance Stock Unit award depends upon the level of Cash Value Added achieved over the three-year measurement period as well as our share price performance over the period since the award is settled in shares of AES Common Stock. If a threshold level of Cash Value Added is achieved, units vest and are settled in the calendar year immediately following the date the performance period ends. The following table illustrates the vesting percentage at each Cash Value Added level for targets set for the 2011-2013 performance period:

Performance Level	Vesting Percentage
Below 80% of Performance Target	0%
Equal to 90% of Performance Target	50%
Equal to 100% of Performance Target	100%
Equal to or Greater than 120% of Performance Target	200%

Between the Cash Value Added levels listed in the above table, a straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these Performance Stock Units is also subject to the continued employment of the NEO. The Compensation Committee approved a Cash Value Added target for the 2011 Performance Stock Unit that was considered to be aggressive and highly challenging and will require improvement over the target set for the prior performance period. Further information on Performance Stock Units granted in 2011 can be found in the “2011 Compensation Decisions” section, beginning on page 26 of this Proxy Statement.

Performance Stock Units Based on AES Total Stockholder Return

For the other half of the Performance Stock Units granted in 2011, vesting is subject to AES three-year cumulative Total Stockholder Return from January 1, 2011 to December 31, 2013 relative to companies in the S&P 500 Index. We use Total Stockholder Return as a performance measure to directly align our NEOs’ compensation with our Stockholders’ interests since the ability to earn the award is linked directly to stock price performance over a period of time.

Total Stockholder Return is defined as the appreciation in stock price and dividends paid over the performance period. To determine share price appreciation, we use a 90-day average stock price for AES and the S&P 500 Index companies at the beginning and end of the three-year performance period. This definition is consistent with market practice and avoids short-term volatility impacting the calculation.

The final value of the Performance Stock Unit award depends upon AES’ percentile rank against S&P 500 companies as well as the performance of our share price over the period since the award is settled in shares of AES Common Stock. If AES Total Stockholder Return is above the threshold percentile rank established for the performance period, units vest and are settled in AES Common Stock in the calendar year immediately following the date the performance period ends. The following table illustrates the vesting percentage at each percentile rank for the 2011-2013 performance period:

AES 3-Year Total Stockholder Return Percentile Rank	Vesting Percentage
Below 30th Percentile	0%
Equal to 30th Percentile	50%
Equal to 50th Percentile	100%
Equal to 90th Percentile	200%

Between the Percentile ranks listed in the above table, a straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these Performance Stock Units is also subject to the continued employment of the NEO. Further information on Performance Stock Units granted in 2011 can be found in the “2011 Compensation Decisions” section, beginning on page 26 of this Proxy Statement.

Stock Options

A Stock Option represents an individual’s right to purchase shares of AES Common Stock at a fixed exercise price after the Stock Option vests. We award Stock Options to align our NEOs’ interests with those of our Stockholders through equity ownership and also support our goal to encourage the retention of key individuals. A Stock Option only has value to the holder if our stock price exceeds the exercise price of the Stock Option after it vests. Stock Options vest in equal installments over a three-year period commencing on the first anniversary of the date that the Stock Option award is granted, provided that the NEO continues to be employed by AES on such date.

It is our policy to grant Stock Options to NEOs at an exercise price equal to the fair market value of our Common Stock (e.g., the closing price) on the grant date.

Further information on Stock Options granted in 2011 can be found in the “2011 Compensation Decisions” section, beginning on page 26 of this Proxy Statement.

Restricted Stock Units

Restricted Stock Units represent the right to receive a single share of AES Common Stock subject to service-based vesting conditions. The Company grants Restricted Stock Units to assist in retaining our NEOs and also to increase their ownership of AES Common Stock which further aligns our NEOs’ interests with those of Stockholders.

Further information on Restricted Stock Units granted in 2011 can be found in the “2011 Compensation Decisions” section, beginning on page 26 of this Proxy Statement.

2011 Compensation Decisions

This section includes a discussion of the following:

•	2011 Base Salary Changes

•	2011 Annual Performance Incentive Plan Payouts

–	2011 Performance Targets

–	The Company’s 2011 Performance

–	Determining Performance Incentive Plan Payouts

•	2011 Long Term Compensation Grants

•	Prior Year Awards Becoming Vested in 2011

–	Performance Units

–	Performance Stock Units

–	Summary of Performance Units and Performance Stock Units Becoming Vested in 2011

–	Stock Options

2011 Base Salary Changes

As explained in the section titled “Our Executive Compensation Process,” the Compensation Committee reviews market data on an annual basis to understand prevailing market trends as compared to the composition of our NEOs’ compensation. In February 2011, as previously outlined, the Compensation Committee raised the base salary of Mr. Hanrahan, our President & Chief Executive Officer at that time, by 8.9%. For our other NEOs, base salaries were increased by 2.8%, which the Compensation Committee determined as consistent with the market average executive salary increase based on the 2011 Survey Data. This increase was intended to keep NEO base salaries within a range around the 50th percentile salary levels.

As previously discussed, in September 2011, Mr. Gluski was promoted to President & CEO. In connection with his promotion, the Compensation Committee increased Mr. Gluski’s base salary from $740,160 to $1,000,000 to align Mr. Gluski’s base salary with the 25th percentile of the 2011 Survey Data, a competitive level that the Compensation Committee determined as appropriate given that Mr. Gluski was new to the CEO position.

2011 Annual Performance Incentive Plan Payouts

2011 Performance Targets (set in the first quarter of 2011)

Subject to the terms and limits of the Performance Incentive Plan, each of the NEOs had an opportunity to earn a 2011 Performance Incentive Plan award if AES attained positive EBITDA. If positive EBITDA was obtained for 2011, each NEO would be eligible to receive a maximum payout capped at 0.170% of EBITDA with respect to the CEO, and 0.070% of EBITDA with respect to the other NEOs. Assuming the positive EBITDA threshold is met, the Compensation Committee has the right but not the obligation to exercise negative discretion. For the 2011 payout, the Compensation Committee did exercise negative discretion as described below.

The final payout amounts were determined by the Compensation Committee, subject to its discretionary authority to reduce the award, based on the Company’s performance score which is based on achievement of certain additional pre-set performance measures. In setting these additional performance measures, the Compensation Committee considered information provided by Management about the Company’s strategy, long-term forecast, financial budget for the year and targeted operational improvements. As described more fully below, the additional performance measures considered under the Performance Incentive Plan for 2011 included safety, cash flow, performance improvement and corporate performance, which consists of Company-wide strategic goals. The Compensation Committee approved targets across all metrics that were considered to be aggressive and highly challenging.

Safety	Weighted at 10%

Measured by safety performance and execution of safety programs by our businesses.
•       Reduction in the number of serious incidents to show year-over-year improvement
•      Implementation of the second year of our three year program to achieve ongoing safety improvements which included:
–      Monthly safety walk targets;
–      Implementation of Safety Management System initiatives identified for completion in 2011;
–      Demonstrated year-over-year improvement in participation at monthly safety meetings;
–      Safety incident investigation training;
–      Integrated environmental, health and safety audits; and
– Other leading and lagging indicators, including number of Lost Time Incidents recorded.

Cash Flow	Weighted at 45%

Cash Flow generation metrics and distributions from our business units.

•      Adjusted Gross Margin minus Maintenance & Environmental CapEx ($4,104 million)

–      Adjusted Gross Margin is calculated as Gross Margin plus Depreciation and Amortization less General and Administrative Expenses.

–      See “Non-GAAP Measures” section, beginning on page 40 of this Proxy Statement.

•      Free Cash Flow ($1,995 million)

–      Free Cash Flow is defined as Net Cash provided by operating activities less Maintenance CapEx (including Environmental CapEx).

–      See “Non-GAAP Measures” section, beginning on page 40 of this Proxy Statement.

•      Subsidiary Distributions ($1,275 million)

–      Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities, which is determined in accordance with GAAP.

–      Distributions are important to AES because AES is a holding company that does not derive any significant direct revenues from its own activities, but instead relies on its subsidiaries’ business activities and the resultant distributions to fund its debt service, investment and other cash needs.

–      The reconciliation of the difference between Subsidiary Distributions and Net Cash provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons, which are both discretionary and non-discretionary in nature.

•      The Adjusted Gross Margin minus Maintenance & Environmental CapEx, Free Cash Flow and Subsidiary Distributions targets may be adjusted in accordance with pre-established guidelines, such as to reflect changes in the Company’s portfolio of businesses during the year and, as applicable, the impact of derivatives.

Performance Improvement	Weighted at 25%

Performance improvement is calculated relative to established targets for certain Key Performance Indicators (“KPIs”) from the beginning of the year and other performance improvement targets.
• Generation Key Performance Indicators – Commercial Availability – Non-Fuel Operations & Maintenance / KW-yr – Equivalent Availability Factor	– Heat Rate – Net Capacity Factor – Days Sales Outstanding
• Distribution Key Performance Indicators – Operations & Maintenance Per Customer – System Average Interruption Duration Index – System Average Interruption Frequency Index	– Non-Technical Losses – Days Sales Outstanding – Customer Satisfaction Index

•      Other Performance Improvement Targets

–      Achieve annual savings targets for our major sourcing activities.

–      Achieve savings targets generated by our performance improvement program and associated initiatives over the year.

–      Completion of Company construction projects on time and on budget.

Corporate Performance	Weighted at 20%

Established performance objectives linked to key Company-wide strategic focus areas.

•      The corporate performance metric was based on the achievement of targets considered to be of strategic importance to the Company. These objectives included:

–      Growing the Company across key business lines and geographies;

–      Initiating and executing a program to manage the Company’s asset portfolio;

–      Meeting financial reporting requirements;

–      Implementing cost reduction initiatives; and

–      Managing and developing our people.

The Company’s 2011 Performance (against the targets set in the first quarter)

In February 2012, the Compensation Committee determined that the Company had achieved positive EBITDA of $4,952 million. The Compensation Committee also determined that it would not payout the full amounts allowable under the plan but would instead exercise negative discretion considering the Company’s 2011 performance score which is based on actual performance on the above pre-established goals as described in detail below.

Measure	Actual Result	Weight	Final Score (calculation formula)
Safety	• Positive year-to-year trend in number of serious incidents • Safety programs scheduled for implementation in 2011 were successfully implemented in most AES businesses with limited exceptions • Positive year-to-year trend in Lost Time Incidents recorded	10%	80% (qualitative assessment)
Cash Flow	• Adjusted Gross Margin minus Maintenance & Environmental CapEx of $4,102 million (0.0% from target goal) • Free Cash Flow of $2,111 million (5.8% above target goal) • Subsidiary Distributions of $1,336 million (4.8% above target goal)	45%	118% (avg. of actual vs. target variances x 5 +100%)
Performance Improvement	• Key Performance Indicator score of 115% • Achieved maximum sourcing cost savings goal resulting in score of 200% • Exceeded cost savings targets for our performance improvement program resulting in score of 124% • Mixed results for “on time” and “on budget” metrics relating to construction projects, with larger construction projects performing better than smaller renewable projects resulting in score of 80% • Determination of final score reflects following weighting: 60% on Key Performance Indicators, 15% on sourcing goals, 10% on performance improvement goals and 15% on construction goals	25%	123% (weighted average score)

Measure	Actual Result	Weight	Final Score (calculation formula)
Corporate Performance

Growing Company Across Key Lines of Business and Geographies

•      Closed DP&L transaction ahead of schedule on November 28, 2011

•      Made progress on meeting our European Renewable Energy goals, reached financial close for the 1,200 MW Mong Duong II coal plant in Vietnam and announced that our 50/50 Joint Venture with Koç Holding in Turkey, AES Entek, has entered into an agreement to develop a 625 MW greenfield coal project in Turkey

Initiating and Executing Program to Manage Company’s

Asset Portfolio

•      Sold our Brazil telecommunications business consistent with our plan to restructure Brasiliana in value-accretive manner to support future platform growth (AES’ share of proceeds is $284 million)

•      Sold or entered agreements to sell non-core assets and assets in non-strategic markets, including AES Bohemia, AES Cartagena, and Argentine Distribution Companies and formed new portfolio management group to support the execution of our portfolio management strategy

Meeting Financial Reporting Requirements

•      All financial information reported on time and accurately in 2011

Implementing Cost Reduction Initiatives

•      Introduced new organization structure and first phase of our cost reduction program was implemented resulting in the Company accelerating the planned date for achieving the $100 million savings target

Managing and Developing our People

•      Conducted talent reviews to identify key talent and talent gaps across the organization

		20%	150% (qualitative assessment)

Based on the weighted scores for each of these measures, the Compensation Committee determined the final 2011 performance score for the Company to be 122%.

Determining Performance Incentive Plan Payouts

In reviewing and approving the individual performance of the CEO and the other NEOs, the Compensation Committee assessed Company and individual performance. Based on this review, the Compensation Committee assessed the NEOs’ performance and set the payouts at 126% of the target award for Messrs. Gluski, Hall, Vesey and Miller, and Ms. Harker which was just above the Company performance score in recognition of their contributions to the implementation of the strategic transformation plan and related accomplishments in the fourth quarter. The assessment of individual performance is based on the individual accomplishments summarized below.

Andrés Gluski, President & CEO

The Compensation Committee assessed the performance of Mr. Gluski against the Company’s targets in a number of areas including safety, cash flow, performance improvement and corporate performance. In addition to the Company’s stated goals in 2011, the Compensation Committee also considered the additional objectives the Company initiated in the fourth quarter including building and executing on a strategy based on its core markets, increasing its focus on shareholder value creation, and realigning the organization to support its strategy and to improve its operations.

Relative to the Company’s safety performance, the Compensation Committee gauged the progress made in the second year of a three-year action plan to elevate the Company’s safety culture as well as positive trends in its proactive and reactive safety measurements. The Compensation Committee also evaluated AES’ financial performance relative to its cash flow metrics and considered the contributions from Mr. Gluski which led to record distributions from the Company’s subsidiaries totaling $1.3 billion. In the area of performance improvement, the Company exceeded its Key Performance Indicator targets—showing significant progress over prior years’ performance. The Company also increased the benefits of its programs focused on operational excellence—exceeding its targets for the year in global sourcing and AES Performance Excellence (APEX)—AES’ internal continuous improvement program by more than $140 million combined. AES brought 2,000 MW of new core power and renewable construction projects online in 2011, including Maritza in Bulgaria, Changuinola in Panama, and Angamos in Chile. While the Company added a number of key projects to its operations in 2011, the Compensation Committee took into account delays experienced in construction and commissioning.

The Compensation Committee also evaluated the Company’s results against its corporate performance objectives, which included growth activities. The Company expanded its portfolio through the acquisition of DP&L, a U.S. utility based in Dayton Ohio serving more than 500,000 customers, and continued to build foundations for future growth, finalizing its partnership with Koç in Turkey and reaching an agreement to develop the 625 MW Ayas coal-fired plant in the country, and completing $1.5 billion non-recourse financing for the 1,200 MW Mong Duong II coal-fired plant in Vietnam.

In addition, the Compensation Committee assessed the steps the Company took in 2011 to shape its portfolio and organization in line with its strategy and to focus on shareholder value creation. The Company sold AES Bohemia in the Czech Republic and its two distribution businesses in Argentina, EDES and EDELAP, and reached an agreement to sell AES Cartagena in Spain in support of its strategy. The Compensation Committee also considered the $1 billion gain from the sale of the Company’s telecommunications business in Brazil. The efforts initiated under Mr. Gluski’s leadership to restructure the Company in 2011 are intended to create additional future value for our Stockholders.

Victoria Harker, EVP, CFO & President, Global Business Services

The Compensation Committee reviewed Ms. Harker’s individual performance in 2011 based on her contributions to: (1) continued improvements and efficiencies relative to the Company’s financial processes, systems and controls; (2) the delivery of strong overall financial results relative to the Company’s targets for the year; and (3) value creation for the Company through financing and other strategic business activities. In addition, the Compensation Committee considered additional responsibilities assumed by Ms. Harker in the fourth quarter to support the company’s realignment and to increase its focus on the investment community.

Ms. Harker continued to deliver timely financial reporting for 18 consecutive quarters, increased the efficiency around financial close, and lead efforts that will automate the Company’s processes to increase the long-term effectiveness of its finance function and reduce its associated costs.

In addition to ongoing cost reductions associated with creating new efficiencies, Ms. Harker saved the Company $94 million as a result of tax planning activities and directly contributed to the Company’s ability to surpass its financial performance objectives for the year. Under Ms. Harker’s leadership, repatriation capacity increased to $3-4 billion.

Ms. Harker supported a number of strategic transactions for the company to improve shareholder value, including the financing and purchase of DP&L, and the sale of our telecommunications business in Brazil. Ms. Harker also developed the blueprint and analysis in determining AES’ capital allocation strategy and approach.

In support of the Company’s restructuring, Ms. Harker took on additional responsibilities as the leader of Risk, allowing us to centrally manage and monitor potential risks, as well as taking responsibility for the newly formed Global Business Services Group, enabling us to maximize the sourcing savings we can achieve from these activities. The Compensation Committee also considered Ms. Harker’s work to strengthen the Company’s relationships with the investment community through increased proactive outreach and focused communications about the Company’s longer-term strategy and performance.

Edward Hall, EVP, COO, Global Generation

The Compensation Committee reviewed Mr. Hall’s individual performance in 2011 based on his contributions to (1) the overall leadership of the Company’s operations in North America and Wind; (2) the purchase of DP&L; and (3) the further development of the Company’s wind and energy storage businesses. The Compensation Committee also considered Mr. Hall’s role supporting the Company’s strategic realignment in the fourth quarter.

As a result of market dynamics in the U.S. market, Mr. Hall took swift action to manage our exit and shutdown of several businesses in the region, and successfully delivered on the region’s operational and financial performance targets.

Mr. Hall also led the Company’s efforts to expand its utility platform in the Midwest U.S. with the acquisition of DP&L in Ohio. From the Company’s initial agreement to purchase DP&L in April 2011 through the close of the transaction ahead of schedule in November, Mr. Hall was responsible for supporting the acquisition and managing integration efforts to ensure a seamless transition of DP&L as it prepared to join AES.

Under Mr. Hall’s leadership, the Company commissioned renewable energy projects in the U.S. and India, and continued to advance additional capacity around the world. In the U.S., the 98 MW AES Laurel Mountain wind facility and associated 32 MW lithium ion battery energy storage system installation came online in 2011.

In support of the Company’s realignment, Mr. Hall developed and implemented an action plan in the fourth quarter of 2011 to transition his organization to include new functional areas such as Fuels and to support the Global Generation business line in 2012.

Andrew Vesey, EVP, COO, Global Utilities

The Compensation Committee reviewed Mr. Vesey’s individual performance in 2011 based on his contributions to (1) the overall leadership of the Company’s operations in Latin America and Africa; (2) the commissioning of new projects in Panama and Chile; and (3) the sale of the Company’s telecommunications business in Brazil and distribution businesses in Argentina. In addition, the Compensation Committee considered Mr. Vesey’s role supporting the Company’s strategic realignment in the fourth quarter.

In 2011, the Latin American and Africa region recorded strong operational and financial performances, meeting or exceeding the majority of its performance targets, despite a number of challenges faced in the region. Under Mr. Vesey’s leadership, the Company successfully recommenced construction on AES Gener’s 270 MW coal-fired Campiche project in Chile, delivered on AES Sonel in Cameroon’s financial commitments and mitigated potential issues associated with the Esti tunnel collapse at AES Panama.

Mr. Vesey also managed efforts to grow the Company’s business through the commissioning of two new plants in the region, AES Changuinola, a 223 MW hydroelectric plant in Panama, and Angamos, a 545 MW coal-fired plant in Chile.

Through the sale of the Company’s telecommunications business in Brazil and its two distribution businesses in Argentina, EDES and EDELAP, Mr. Vesey’s efforts helped to align the Company’s portfolio with its strategy.

In addition, Mr. Vesey developed and implemented an action plan in the fourth quarter of 2011 to transition his organization to include new functional areas such as Engineering & Construction and support the Global Utilities business line in 2012.

Brian Miller, EVP, General Counsel & Corporate Secretary

The Compensation Committee reviewed Mr. Miller’s individual performance in 2011 based on his contributions to (1) the significant legal support provided for the Company’s significant transactions; (2) the leadership role Mr. Miller played in effectively managing the Company’s legal issues on a global basis, including dispute resolution efforts; and (3) his leadership of the Company’s corporate governance, corporate government relations, and ethics and compliance initiatives. The Compensation Committee also considered Mr. Miller’s efforts in the fourth quarter to support the Company’s re-alignment of its organization and portfolio with its strategy.

Under Mr. Miller’s leadership, his team assisted in the negotiation and execution of the Company’s major transactions, including the DP&L purchase, by securing financing, gaining the necessary regulatory approvals and closing the deal ahead of the planned schedule. He and his team also played an important role in the Mong Duong II financing.

The litigation and dispute resolution work conducted by Mr. Miller and his team yielded favorable results for the Company.

Mr. Miller also successfully managed his other responsibilities with the Company in leading matters related to corporate governance, government relations, and ethics and compliance.

In 2011, Mr. Miller provided legal counsel in support of the Company’s reorganization, the sale of certain Company assets such as AES Bohemia in the Czech Republic, AES Cartagena in Spain, and EDELAP and EDES in Argentina in line with its strategy, the analysis and support of the bankruptcies of its AES Eastern Energy and Thames businesses in the U.S., and the shutdown of the African Power Corporation (“APCO”). Mr. Miller successfully integrated the business development teams into the businesses and helped re-design the Company’s investment approval process.

2011 Performance Incentive Plan Payouts

The following table shows the final payout for each NEO under the 2011 Performance Incentive Plan. In addition, Mr. Hanrahan was eligible for a pro rata bonus under the terms of his separation agreement. The Committee determined a final award for Mr. Hanrahan equal to 100% of his target award which was then pro rated by a factor of 11/12.

	Base Salary	Target Performance Award % of Base Salary	Actual Performance Award % of Target Award	Final Award (Base Salary x Target Award x Actual Award % of Target)
Andrés Gluski, President & CEO	$1,000,000	100%[1]	126%	$1,260,000
Victoria Harker, EVP, CFO & President, Global Business Services	$632,220	100%	126%	$797,000
Edward Hall, EVP, COO, Global Generation	$514,000	100%	126%	$648,000
Andrew Vesey, EVP, COO, Global Utilities	$514,000	100%	126%	$648,000
Brian Miller, EVP, General Counsel & Corporate Secretary	$529,400	100%	126%	$667,000
Paul Hanrahan, Former President & CEO	$1,215,000	150%	100%	$1,670,625	[2]

[1]	As previously indicated, effective for the 2012 Performance Incentive Plan, Mr. Gluski’s target performance award is 150% of base salary.
[2]	Mr. Hanrahan’s annual incentive was prorated by a factor of 11/12 for the portion of the year he was employed by AES.

The threshold, target and maximum payout levels for the 2011 Performance Incentive Plan awards granted to the CEO and each NEO are shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table on page 46 of this Proxy Statement. The actual payouts to the CEO and each of the NEOs for 2011 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 43 of this Proxy Statement and detailed in the footnote to that table.

2011 Long-Term Compensation Grants

As in previous years, the allocation of Long-Term Compensation components granted in 2011 was based on the Company’s review of market practice and is aligned with the Company’s Stockholder value-oriented philosophy.

The following factors were considered in granting Long-Term Compensation awards to the CEO and NEOs in 2011: (1) 2011 Survey Data detailing the level of equity-based compensation paid to Executives in comparable positions at other comparable companies; (2) overall Company performance; and (3) individual performance and the NEO’s future prospects with the Company. The following awards were made in 2011:

	Value of Grant	2011 Long-Term Compensation Grant Value as % of Base Salary[1]
Andrés Gluski, President & CEO	$2,066,300	287%[2]
Victoria Harker, EVP, CFO & President, Global Business Services	$1,506,800	245%
Edward Hall, EVP, COO, Global Generation	$1,440,000	288%
Andrew Vesey, EVP, COO, Global Utilities	$1,440,000	288%
Brian Miller, EVP, General Counsel & Corporate Secretary	$1,133,000	220%
Paul Hanrahan, Former President & CEO	$6,134,700[3]	550%
[1]

In determining the value of the grant, we apply a multiple of the base salary in effect immediately prior to grant. Thus, the percentages of base salary in the table above are the grant value divided by the base salary in effect at the end of fiscal year 2010 which can be found in the Summary Compensation Table.

[2]

Mr. Gluski’s February 2011 Long-Term Compensation grant was made while he was AES’ Chief Operating Officer. As discussed previously, Mr. Gluski received an additional grant in September 2011 valued at $1.5 million upon his promotion to CEO.

[3]

Mr. Hanrahan forfeited all of his 2011 Long-Term Compensation grant upon his separation from AES in November with the exception of his continued vesting in Stock Options granted in 2011 for three years after his separation as described on page 47 of this Proxy Statement.

Information regarding the amounts and values of the 2011 Long-Term Compensation Plan awards is provided in the Summary Compensation Table and the Grants of Plan-Based Awards Table on pages 43 and 46, respectively, of this Proxy Statement.

Prior Year Awards Becoming Vested in 2011

Performance Units

Prior to 2011, AES granted a portion of NEOs’ Long-term Compensation in the form of Performance Units. Performance Units were cash-based awards, the value of which were based on our cumulative Cash Value Added for the performance period. The Performance Units granted in 2009 reached maturity at the end of 2011 and will be paid to participants in 2012 based on our Cash Value Added performance during the three-year period of 2009-2011. During that period, our performance was above threshold, but below the pre-determined Cash Value Added target. Payout of these units is $0.9154 per unit, which is below the initial value of $1.00 per unit. The payout is based on a final 2009 Cash Value Added target of $6,139 million and final achievement of $6,035 million. The below target payout reflects the fact that this award is performance-based and at-risk.

The Performance Units were also subject to ratable service-based vesting conditions that required continued employment through three specified dates (December 31, 2009, December 31, 2010 and December 31, 2011). In the case of our current NEOs (Messrs. Gluski, Hall, Vesey and Miller, and Ms. Harker), the service-based vesting conditions were fully satisfied on December 31, 2011. In the case of Mr. Hanrahan, our former President & CEO, only two-thirds of the award satisfied the service-based vesting conditions. Therefore, in his case, we prorated the number of units he was awarded by 67%.

The payment of the 2009 Performance Unit awards is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 43 of this Proxy Statement and detailed in footnote to that table.

Performance Stock Units

For the Performance Stock Units granted in 2009, AES exceeded the threshold vesting condition for the grant, achieving Total Stockholder Return at the 43.3rd percentile of S&P 500 companies for the three-year period from January 1, 2009 to December 31, 2011. This performance level triggered vesting equal to 58.25% of the stock units originally granted.

The Performance Stock Units were also subject to ratable service-based vesting conditions that required continued employment through the first, second and third anniversary of the grant. In the case of our current NEOs (Messrs. Gluski, Hall, Vesey and Miller, and Ms. Harker), the service-based vesting conditions were fully satisfied on February 20, 2012. In their case, the final number of vested units was equal to the target number of units multiplied by 58.25%. In the case of Mr. Hanrahan, our former President & CEO, only two-thirds of the award satisfied the service-based vesting conditions. Therefore, in his case, the final number of vested units was equal to the target number of units multiplied by 58.25% prorated by 67%.

Vested Stock Units are subject to a two-year hold requirement and will be delivered in shares in January 2014. As previously discussed, the value of the award to the NEOs is below the 100% vesting level based on AES’ actual performance between the threshold and target performance level.

Summary of Performance Units and Performance Stock Units Becoming Vested in 2011

The following chart shows the actual award value based on final vesting percentages for the 2009-2011 Performance Unit and 2009-2011 Performance Stock Unit grant. The chart also shows the amount forfeited due to actual performance that was below the 100% target vesting level and, in the case of Mr. Hanrahan, the proration factor applied to his actual awards (67%) because he completed only two-thirds of the required service period. For the other NEOs, the chart includes the final one-third of the award for which the service-based vesting conditions were fully satisfied on February 20, 2012.

Stock Options

Using the December 31, 2011 closing stock price, Stock Options granted in previous years to the NEOs only had value at the end of 2011 to the extent they were issued at an exercise price below that price of $11.84. The majority of our Stock Options, with the exception of the 2003, 2004, 2009 annual grants and the 2011 promotion grant to Mr. Gluski, were underwater as of December 31, 2011, and therefore were valued at $0 as of year-end.

Other Relevant Compensation Elements and Policies

Included:

•	Perquisites and Other Benefits

•	Share Ownership Guidelines

•	Severance, Change-in-Control and Employment Arrangements

–	Overview of NEO Severance Benefits, including Severance Related to Change-in-Control

–	Vesting of Long-Term Compensation Awards Upon Change-In-Control

–	Policy Prohibiting Excise Tax Gross-ups in New or Materially Modified Plans or Agreements

–	Plans and Agreements Covering our NEOs

–	IRS Section 162(m)

•	Non-GAAP Measures

Perquisites and Other Benefits

As detailed in the section titled “Components of AES’ Total Compensation Program” on page 22 of this Proxy Statement, the compensation program does not rely on perquisites to achieve its objectives. We no longer provide perquisites to any of our NEOs. Prior to his departure, Mr. Hanrahan was provided use of a company car and driver, which is included in the All Other Compensation column of the Summary Compensation Table on page 43 of this Proxy Statement.

Consistent with the program’s objective to be competitive in the marketplace and to retain talented executives, the Restoration Supplemental Retirement Plan (and a predecessor plan) are used to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the Code. Contributions to the Restoration Supplemental Retirement Plan made in 2011 are included in the All Other Compensation column of the Summary Compensation Table on page 43 of this Proxy Statement. Additional information regarding both of these plans is contained in the “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” beginning on page 48 of this Proxy Statement.

Share Ownership Guidelines

Our Board of Directors, based upon our Management’s and the Compensation Committee’s recommendations, adopted share ownership guidelines in 2010 that became effective in January 2011. These guidelines promote our objective of increasing Stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to maintain share ownership at levels high enough to assure our Stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of our Common Stock equal in value to a multiple of their annual salaries. Shares owned directly, shares beneficially acquired under our retirement plans and shares that are vested but for which receipt is deferred count toward satisfying the guidelines. Unexercised Stock Options, and unvested Performance Stock Unit and Restricted Stock Unit awards do not count towards satisfaction of the guidelines. Each NEO is expected not to sell any of his or her shares in the Company until the guidelines have been satisfied. In addition, the terms of the policy provide that 67% of any future net shares (net of option exercise price and/or withholding tax) received will be retained and cannot be liquidated until the guideline has been met. The current share ownership guidelines for our CEO and other NEOs are as follows:

Named Executive Officer	Multiple of Base Salary
Andrés Gluski, President & CEO	5x
Victoria Harker, EVP, CFO & President, Global Business Services	3x
Edward Hall, EVP, COO, Global Generation	3x
Andrew Vesey, EVP, COO, Global Utilities	3x
Brian Miller, EVP, General Counsel & Corporate Secretary	3x

At the time the share ownership guidelines were implemented, our former President & CEO, Mr. Hanrahan, had a guideline of 6x base salary. In determining the guideline for Mr. Gluski upon his promotion to CEO, the Compensation Committee determined a guideline of 5x base salary was appropriate for a new CEO.

Severance, Change-in-Control and Employment Arrangements

Overview of NEO Severance Benefits, including Severance Related to Change-in-Control

We provide severance benefits, including severance benefits in connection with a change-in-control, under the following plans and agreements:

•	The Executive Severance Plan in which Mr. Gluski participates

•	The AES Corporation Severance Plan in which Messrs. Hall, Vesey and Miller participate

•	An employment agreement with Ms. Harker

The Compensation Committee periodically reviews the severance benefits that we provide to our NEOs, including severance benefits in connection with a change-in-control. The last such review was conducted in 2010 and the Committee reviewed market data based on executive severance arrangements disclosed in annual proxy statements of other companies comparable in size to AES.

From that review, the Compensation Committee concluded that severance benefits continue to be prevalent in the market and are important to attracting and retaining talented executives. In addition, the Compensation Committee concluded that our NEOs’ severance benefit levels are in line with similar arrangements that other similar-size companies have in place with executives in comparable positions. The Compensation Committee further concluded that severance benefits related to a change-in-control assist with:

•

Ensuring that the actions and recommendations of our NEOs with respect to a possible or actual change-in-control are in the best interests of AES and its Stockholders, and are not influenced by their own personal interests concerning their continued employment status after the change-in-control; and

•	Keeping NEOs focused on their respective responsibilities to the Company.

The severance benefits we provide under these plans and agreements are only payable following a qualifying constructive termination or termination by AES without cause as defined in the plans and agreements. In the event of a change-in-control, the severance benefits are only provided if a qualifying termination occurs (i.e., “double trigger” benefits). AES does not provide any “single trigger” cash severance benefits whereby an executive can receive severance without being terminated, nor does AES provide any “walkaway” provisions, whereby an executive can voluntarily terminate for any reason after a change-in-control and still receive severance benefits.

Vesting of Long-Term Compensation Awards Upon Change-in-Control

The Compensation Committee also periodically reviews change-in-control provisions in our Long-Term Compensation Award agreements. Based on the last review in 2010, the Compensation Committee determined to retain change-in-control provisions in each of the Performance Unit, Performance Stock Unit, Stock Option and Restricted Stock Unit award agreements. Upon a change-in-control, the unvested portion of these awards will vest immediately. The purpose of this accelerated vesting is to ensure that we retain our NEOs prior to and through the change-in-control. In both the Performance Unit and the Performance Stock Unit agreements, the target number of units granted would become vested upon a change-in-control.

Policy Prohibiting Excise Tax Gross-ups in New or Materially Modified Plans or Agreements

In 2009, the Company adopted a policy whereby any new or materially modified severance plan or agreement, including employment agreements, would not include an excise tax gross-up. Consistent with this policy, in 2011, the Company adopted the Executive Severance Plan which does not include an excise tax gross-up. This plan will cover new Executive Officers of AES to whom we wish to provide severance benefits upon a qualifying termination or Executive Officers of AES for whom we wish to materially modify severance benefits upon a qualifying termination. Upon his promotion to CEO, the Compensation Committee decided to increase Mr. Gluski’s severance benefits upon a qualifying termination to align with market practice for a CEO and designated Mr. Gluski as a participant in the Executive Severance Plan upon his agreement to terminate his employment agreement with AES. As a result, Mr. Gluski gave up his eligibility for an excise tax gross-up.

Our other NEOs are eligible for the AES Corporation Severance Plan, except for Ms. Harker who is eligible for severance benefits under her employment agreement. Both the AES Corporation Severance Plan and Ms. Harker’s employment agreement include excise tax gross-up provisions as described below.

Plans and Agreements Covering our NEOs

Mr. Gluski participates in the Executive Severance Plan, which does not include an excise tax gross-up as discussed previously. Otherwise the Executive Severance Plan provides severance benefit levels similar to those provided under the AES Corporation Severance Plan, including severance benefits in connection with a change-in-control.

Messrs. Hall, Vesey and Miller participate in the AES Corporation Severance Plan. The Compensation Committee adopted the AES Corporation Severance Plan in 2006 to define the severance benefits upon a qualifying termination provided to our U.S.-based, non-union employees who have completed one year of service with the Company. The Severance Plan provides Messrs. Hall, Vesey and Miller with severance benefits in the event their employment is terminated under certain circumstances, including a qualifying termination related to a change-in-control.

The AES Corporation Severance Plan also provides that, if it is determined that compensation (including performance-based compensation such as the Performance Incentive Plan or Long-Term Compensation Plan awards) to be paid by AES to or for a NEO’s benefit, would constitute an “excess parachute payment,” as described within the meaning of Section 280G and Section 4999 of the Code, AES will provide a gross-up payment. The amount of the gross-up payment is determined such that the net amount retained by the recipient, after deduction of any excise tax imposed under the Code and other taxes, will be equal to the payments or distribution we were required to make. Gross-up payments will not be deductible by AES. This provision was included in the AES Corporation Severance Plan because excise tax gross-up provisions were a prevalent market practice at the time the plan was adopted.

Ms. Harker has an employment agreement that took effect at the time of her hire in 2006 and was provided as an inducement to join the Company. The employment agreement automatically renews for an additional one-year period on January 1st of each year unless either the Company or Ms. Harker gives a notice of non-renewal at least six months prior to the renewal date. The employment agreement provides Ms. Harker with a base salary that may be increased, but not decreased. Under the terms of the employment agreement, Ms. Harker is eligible for an annual bonus with a target of 100% of her base salary. The employment agreement also permits Ms. Harker to participate in all of our Long-Term Compensation and employee benefit plans on a basis no less favorable than our other senior executives.

In addition, the employment agreement provides Ms. Harker with the right to receive certain payments and to continue to receive certain benefits after a qualifying termination of her employment. The employment agreement includes an excise tax gross-up provision that is the same as that provided in the AES Corporation Severance Plan.

Termination events covered under the Executive Severance Plan, AES Corporation Severance Plan and employment agreement, and the related payments and benefits are described in “Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control” beginning on page 59 of this Proxy Statement.

IRS Section 162(m)

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements. For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO and three other highest paid NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Compensation Committee generally intends to structure and administer our Stockholder-approved compensation plans so as not to be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may from time to time, where it believes it is in the best interests of our Stockholders and to remain competitive in the marketplace for talent, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs. Additionally, if any provision of a plan or award that is intended to be performance-based under Section 162(m) of the Code is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited. Our Performance Incentive Plan and Long-Term Compensation Plan currently enable us to grant awards thereunder which comply with the tax deductibility requirements of Section 162(m).

Non-GAAP Measures

In this Compensation Discussion & Analysis, we reference certain Non-GAAP measures, including Adjusted EPS, Adjusted Gross Margin minus Maintenance & Environmental Capital Expenditures and Free Cash Flow, which are publicly disclosed in our periodic filings with the SEC or in other materials posted on our website. These measures are reconciled to the nearest GAAP measure in the information below. For purposes of the 2011 Performance Incentive Plan target goals and actual results, we have included certain adjustments to the Adjusted Gross Margin minus Maintenance & Environmental Capital Expenditures and Free Cash Flow measures in order to reflect changes in our portfolio during the year and the impact of derivatives on these measures.

Fiscal Year 2011
Reconciliation of Adjusted EPS

Diluted Earnings Per Share from Continuing Operations	$0.59
Derivative Mark-to-Market (Gains)/Losses	$0.01
Currency Transaction (Gains)/Losses	$0.04
Disposition/Acquisition (Gains)/Losses	—
Impairment Losses	$0.36
Debt Retirement (Gains)/Losses	$0.04

Adjusted Earnings Per Share	$1.04

Fiscal Year 2011

($ in millions)
Reconciliation of Adjusted Gross Margin Less Maintenance & Environmental Capital Expenditures

Consolidated Gross Margin	$4,134
Add: Depreciation and Amortization	$1,209
Less: General and Administrative Expenses	$391
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	$878
Less: Environmental Capital Expenditures	$82

Adjusted Gross Margin Less Maintenance & Environmental Capital Expenditures	$3,992

($ in millions)
Reconciliation of Free Cash Flow

Consolidated Operating Cash Flow	$2,884
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	$878
Less: Environmental Capital Expenditures	$82

Free Cash Flow	$1,924

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated into AES’ Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee of the Board of Directors:

Philip A. Odeen, Chair

Samuel W. Bodman, III

Kristina M. Johnson

John A. Koskinen

Sandra O. Moose

Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:

•

Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth (1) in the short-term through the payment of an annual incentive award with pre-set targets; (2) in the medium-term through awards which are measured in three-year periods and based on cash generation; and (3) in the long-term, through the payment of equity awards;

•	Our annual incentive plan provides a defined range of payout opportunities ranging from 0-200% of target;

•

Total compensation levels are heavily weighted on long-term equity-based incentive awards with three-year service-based vesting schedules and, in the case of Performance Stock Units and Performance Units, cumulative long-term performance goals;

•	We have implemented share ownership guidelines that became effective in January 2011 so that our NEOs’ and other senior executives’ personal wealth is tied to the long-term success of the Company; and

•	The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.

In 2010, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators such as:

•	Good balance of fixed and variable pay opportunities;

•	Capped incentive plans;

•	Multiple incentive measures that compete with each other;

•	Performance measured at the business unit or corporate level;

•	Mix of measurement time periods;

•	Allowable Compensation Committee discretion and significant Compensation Committee oversight of incentive plans, especially in the annual performance incentive plan; and

•	Oversight provided by non-participants in the plans, including audit of plan results and Compensation Committee approval of goals.

In 2011, we added additional risk mitigators by implementing share ownership guidelines and adjusting the officer Long-Term Compensation program to be 100% equity-based which better aligns with our Stockholders’ interests. There were no other program design changes in 2011 that would have changed the risks arising from our employee compensation program.

Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program is not reasonably likely to have a material adverse effect upon AES.

Summary Compensation Table (2011, 2010 and 2009)*

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrés Gluski	2011	$805,120	$2,763,921	$896,359	$2,312,710	$138,155	$6,916,265
President & CEO	2010	$720,000	$477,332	$447,843	$1,689,160	$126,850	$3,461,185
	2009	$670,000	$572,125	$779,402	$1,521,070	$121,550	$3,664,147

Victoria Harker	2011	$632,220	$1,195,154	$356,917	$1,483,550	$96,450	$3,764,291
EVP, CFO & President of Global Business Services	2010	$615,000	$349,090	$327,528	$1,252,830	$117,100	$2,661,548
	2009	$600,000	$373,127	$508,307	$1,208,850	$103,800	$2,794,084

Edward Hall	2011	$514,000	$1,142,164	$341,090	$1,197,240	$95,580	$3,290,074
EVP, COO, Global Generation	2010	$500,000	$313,478	$294,107	$834,860	$81,200	$2,023,645
	2009	$440,000	$298,497	$406,645	$830,720	$70,042	$2,045,904

Andrew Vesey	2011	$514,000	$1,142,164	$341,090	$1,105,700	$86,996	$3,189,950
EVP, COO, Global Utilities	2010	$500,000	$313,478	$294,107	$892,900	$79,200	$2,079,685

Brian Miller	2011	$529,400	$898,658	$268,373	$1,124,700	$97,740	$2,918,871
EVP, General Counsel & Corporate Secretary	2010	$515,000	$265,983	$249,545	$1,053,120	$91,690	$2,175,338
	2009	$463,000	$248,751	$338,868	$955,436	$82,069	$2,088,124

Paul Hanrahan	2011	$1,113,750	$4,865,837	$4,951,377	$3,514,850	$6,381,403	$20,827,217
Former President & CEO	2010	$1,115,400	$1,324,418	$1,242,593	$3,950,000	$236,309	$7,868,720
	2009	$1,014,000	$1,503,443	$2,048,131	$4,031,500	$215,416	$8,812,490

*	Table excludes the Bonus and Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns, which are not applicable.

NOTES:

(1)	The base salary earned by each Named Executive Officer (“NEO”) during fiscal years 2011, 2010 and 2009, as applicable. Mr. Vesey was not a NEO for 2009.
(2)	Aggregate grant date fair value of Performance Stock Units and Restricted Stock Units granted in the year which are computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The aggregate grant date fair value takes into account the market condition for the Performance Stock Units (as defined under FASB ASC Topic 718) for vesting (Total Stockholder Return) but disregards any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in our Annual Report on Form 10-K (footnote 17) for the year ended December 31, 2011 (“AES’ Form 10-K”) which also includes information for 2009 and 2010.

Based on the share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the Performance Stock Units granted in fiscal year 2011 and payable following completion of the 2011-2013 performance period are shown below.

	Maximum Value of Performance Stock Units Granted in FY11 (payable after completion of 2011-2013 performance period)
		$
Name	#	(Based on Grant Price)
Andrés Gluski	160,428	$2,066,313
Victoria Harker	116,988	$1,506,805
Edward Hall	111,802	$1,440,010
Andrew Vesey	111,802	$1,440,010
Brian Miller	87,966	$1,133,002
Paul Hanrahan	476,296	$6,134,692
(3)	Aggregate grant date fair value of Options granted in the year which are computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 17) for the year ending December 31, 2011 which also includes information for 2009 and 2010. Also included, in the case of Mr. Hanrahan, is the modification related expense of $3,498,255 for the continued vesting for three additional years following the separation date of outstanding Stock Options per Mr. Hanrahan’s separation agreement as computed in accordance with FASB ASC Topic 718.
(4)	The value of all non-equity incentive plan awards earned during the 2011 fiscal year and paid in early 2012, which includes awards earned under our Performance Incentive Plan (our annual incentive plan) and awards earned for the three-year performance period ending December 31, 2011 for our cash-based Performance Units granted under our LTC Plan. The following chart shows the breakdown of awards under these two plans for each executive.

Name	2011 Annual Incentive Plan Award	2009-2011 Performance Unit Award
Andres Gluski	$1,260,000	$1,052,710
Victoria Harker	$797,000	$686,550
Edward Hall	$648,000	$549,240
Andrew Vesey	$648,000	$457,700
Brian Miller	$667,000	$457,700
Paul Hanrahan	$1,670,625	$1,844,225
(5)	Company contributions to qualified and nonqualified defined contribution retirement plans, which include $31,850 for each Named Executive Officer attributable to qualified plan company contributions, with the remainder attributable to non-qualified plans. For Mr. Hanrahan, also included are separation costs and annual automobile and driver perquisite (calculated as a portion of the cost of the annual vehicle costs and driver attributable to his personal use).

Name	AES Contributions to Qualified and Nonqualified Defined Contribution Plans	Annual Automobile and Driver Perquisite	Cash Severance	Perquisite and Health Continuation
Andrés Gluski	$138,155	$—	$—	$—
Victoria Harker	$96,450	$—	$—	$—
Edward Hall	$95,580	$—	$—	$—
Andrew Vesey	$86,996	$—	$—	$—
Brian Miller	$97,740	$—	$—	$—
Paul Hanrahan	$246,147	$16,443	$6,075,000	$43,813

Grants of Plan-Based Awards (2011)

Name	Grant Date	Modifi- cation Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrés Gluski			$500,000	$1,000,000	$2,000,000
	18-Feb-11					20,054	80,214	160,428					$1,225,670
	18-Feb-11								32,085				$413,255
	18-Feb-11									107,807		$12.88	$489,444
	30-Sep-11								115,266				$1,124,996
	30-Sep-11									99,734		$9.76	$406,915
Victoria Harker			$316,110	$632,220	$1,264,440
	18-Feb-11					14,624	58,494	116,988					$893,788
	18-Feb-11								23,398				$301,366
	18-Feb-11									78,616		$12.88	$356,917
Edward Hall			$257,000	$514,000	$1,028,000
	18-Feb-11					13,975	55,901	111,802					$854,167
	18-Feb-11								22,360				$287,997
	18-Feb-11									75,130		$12.88	$341,090
Andrew Vesey			$257,000	$514,000	$1,028,000
	18-Feb-11					13,975	55,901	111,802					$854,167
	18-Feb-11								22,360				$287,997
	18-Feb-11									75,130		$12.88	$341,090
Brian Miller			$264,700	$529,400	$1,058,800
	18-Feb-11					10,996	43,983	87,966					$672,060
	18-Feb-11								17,593				$226,598
	18-Feb-11									59,113		$12.88	$268,373
Paul Hanrahan			$911,250	$1,822,500	$3,645,000
	18-Feb-11					59,537	238,148	476,296					$3,638,901
	18-Feb-11								95,259				$1,226,936
	18-Feb-11									320,071		$12.88	$1,453,122
	12-Feb-03	30-Nov-11								362,648	(6)	$2.83	$5,462
	1-May-03	30-Nov-11								87,770	(6)	$2.83	$2,022
	4-Feb-04	30-Nov-11								168,666	(6)	$8.97	$183,829
	25-Feb-05	30-Nov-11								97,997	(6)	$16.81	$118,904
	24-Feb-06	30-Nov-11								152,672	(6)	$17.58	$214,491
	23-Feb-07	30-Nov-11								135,202	(6)	$22.28	$184,669
	22-Feb-08	30-Nov-11								136,166	(6)	$18.87	$205,770
	20-Feb-09	30-Nov-11								501,993	(6)	$6.71	$1,384,649
	19-Feb-10	30-Nov-11								244,605	(6)	$12.18	$504,074
	18-Feb-11	30-Nov-11								320,071	(6)	$12.88	$694,385

NOTES:

(1)	Each NEO received an award under the Performance Incentive Plan (our annual incentive plan) in 2011. The first row of data for each Named Executive Officer shows the threshold, target and maximum award under the Performance Incentive Plan. For the Performance Incentive Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon AES’ performance against goals established in the first quarter of the fiscal year. For Mr. Hanrahan, the table above shows the full year amounts which were reduced on a pro-rata basis due to his separation from the Company. This award was paid in the first quarter of 2012.
(2)

Each NEO received Performance Stock Units on February 18, 2011 awarded under the Long-Term Compensation Plan. These units vest based on both performance and service conditions. The first performance-based condition which applies to half the award is a market condition based on our Total Stockholder Return as compared to the Total Stockholder Return of the S&P 500 companies for the three-year period ending December 31, 2013 (as more fully described in the Compensation Discussion and Analysis). At threshold performance, the vesting percentage is 50%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.

The second performance-based condition which applies to the other half of the award is based on the Cash Value Added metric for the three-year period ending December 31, 2013 (as more fully described in the Compensation Discussion and Analysis). At threshold, the vesting percentage is 0%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.

The service-based condition provides that one-third of the Performance Stock Units become eligible for vesting (but only when and to the extent the performance-based conditions are met) on each of the first three anniversaries of the grant. If the threshold performance condition is not achieved on either performance-based condition, all shares will be forfeited.

(3)	Each NEO received Restricted Stock Units on February 18, 2011 awarded under the Long-Term Compensation Plan. Mr. Gluski received an additional award of Restricted Stock Units on September 30, 2011 under the Long-Term Compensation Plan in connection with his promotion to CEO. These units vest on a service-based condition in which one-third of the Restricted Stock Units vest on each of the first three anniversaries of the grant.

(4)	Each NEO received Stock Options on February 18, 2011 awarded under the Long-Term Compensation Plan. Mr. Gluski received an additional award of Stock Options on September 30, 2011 under the Long-Term Compensation Plan in conjunction with his promotion to CEO. The Stock Options vest on a service-based condition in which one-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant.

(5)	Aggregate grant date fair value of Performance Stock Units, Restricted Stock Units and Stock Options granted in fiscal year 2011 (computed in accordance with FASB ASC Topic 718). The aggregate grant date fair value for the Performance Stock Units takes into account the market condition (as defined under FASB ASC Topic 718) for vesting (Total Stockholder Return) and the aggregate grant date fair value for each of the Performance Stock Units, Restricted Stock Units and Stock Options disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuations may be found in our financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K (footnote 17) for the year ended December 31, 2011.

Based on the share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the Performance Stock Units granted in fiscal year 2011 and payable following completion of the 2011-2013 performance period is shown below.

	Maximum Value of Performance Stock Units Granted in FY11 (payable after completion of 2011- 2013 performance period)
Name	#	$ (Based on Grant Price)
Andrés Gluski	160,428	$2,066,313
Victoria Harker	116,988	$1,506,805
Edward Hall	111,802	$1,440,010
Andrew Vesey	111,802	$1,440,010
Brian Miller	87,966	$1,133,002
Paul Hanrahan	476,296	$6,134,692

(6)	In connection with his separation agreement, Mr. Hanrahan received a modification of all outstanding Stock Options at the date of his separation. The Stock Options above were modified to allow the Stock Options to remain outstanding and to continue to vest as if he remained employed by the Company until the third anniversary of his separation on November 30, 2011, provided that no option will extend beyond its original term.

Narrative Disclosure Relating to the Summary Compensation Table and the Grant of Plan-Based Awards Table

Employment Agreements

Prior to his promotion to CEO, Mr. Gluski’s compensation was paid pursuant to an employment agreement. The agreement provided Mr. Gluski with a base salary that may be increased, but not decreased, eligibility for an annual bonus with a target of 100% of his base salary, and the right to participate in all Long-Term Compensation and employee benefit plans on a basis no less favorable to other senior executives. The employment agreement also provided certain severance benefits upon a qualifying termination, including a qualifying termination in connection with a change-in-control. Mr. Gluski gave up this employment agreement upon his promotion to CEO. Further information regarding his former employment agreement can be found in our 2011 Annual Proxy Statement.

We have an individual employment agreement with Victoria Harker, the terms and conditions of which are detailed on page 64 and in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 59 of this Proxy Statement. The amount set forth for Ms. Harker in the “Salary” column of the Summary Compensation Table was paid to her under the terms of her employment agreement.

The employment agreement provides Ms. Harker with a base salary that may be increased, but not decreased. Under the terms of the employment agreement, Ms. Harker is eligible for an annual bonus with a target of 100% of her base salary. The annual bonus amount is to be paid based on achievement of company performance goals and/or other conditions that are established by the Compensation Committee and which are generally applicable to other senior executives. The employment agreement also provides Ms. Harker with the right to participate in all of our Long-Term Compensation and employee benefit plans on a basis no less favorable than our other senior executives.

In connection with Mr. Hanrahan’s departure from AES, we entered into a separation agreement with him that provided for separation-related benefits. Further information relating to Mr. Hanrahan’s separation-related benefits is included in the footnotes to the Summary Compensation Table and the “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” section beginning on page 59 of this Proxy Statement.

Incentive Compensation Plans Applicable for All NEOs

Performance Incentive Plan

In early 2012, we expect to make cash payments to each of the NEOs under the Performance Incentive Plan for performance during 2011. The amount paid to each NEO is included in the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for such NEO and is identified in footnote 4 to that table. A description of the Performance Incentive Plan and awards made thereunder is set forth in “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

2003 Long Term Compensation Plan

The Summary Compensation Table and Grants of Plan-Based Awards table include amounts relating to Performance Units, Performance Stock Units, Restricted Stock Units and Stock Options granted under the Long-Term Compensation Plan.

Performance Units

The amount reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for each NEO includes Performance Unit plan payouts for the three-year performance period ending on the last day of fiscal year 2011. For the amount paid to each NEO with respect to the 2009-2011 performance period, refer to footnote 4 of the Summary Compensation Table. The Cash Value Added metric is described in detail in “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.

Restricted Stock Units and Performance Stock Units

The amount reported in the “Stock Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of Restricted Stock Units and Performance Stock Units, granted in the applicable year, which are computed in accordance with FASB ASC Topic 718. For a description of the terms of Restricted Stock Unit and Performance Stock Unit awards, see “Compensation Discussion and Analysis” on page 14 of this Proxy Statement.

Stock Options

The amount reported in the “Option Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of Stock Options granted in the applicable year, which are computed in accordance with FASB ASC Topic 718. For a description of the terms of the Stock Option awards, see “Compensation Discussion and Analysis” on page 14 of this Proxy Statement.

Effect of Termination of Employment or Change-in-Control

The vesting of Performance Units, Performance Stock Units, Restricted Stock Units and Stock Options and the ability of the NEOs to exercise or receive payments under those awards are affected by the termination of their employment and by a change-in-control. These events and the related payments and benefits are described in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page  59 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End (2011)*

The following table contains information concerning exercisable and unexercisable Stock Options and unvested Stock Awards granted to the NEOs which were outstanding on December 31, 2011.

	Option Awards					Stock Awards **
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day / mo /year)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski	22,489			$8.9700	4-Feb-14
	13,066			$16.8100	25-Feb-15
	40,553			$17.5800	24-Feb-16
	42,404			$22.2800	23-Feb-17
	57,190			$18.8700	22-Feb-18
	127,353	(1)	63,677	$6.7100	20-Feb-19
	29,386	(2)	58,772	$12.1800	19-Feb-20
	—	(3)	107,807	$12.8800	18-Feb-21
	—	(4)	99,734	$9.7600	30-Sep-21	163,990	(5)	$1,941,642	121,470	(6)	$1,438,205

Victoria Harker	23,340			$17.6200	23-Jan-16
	27,655			$22.2800	23-Feb-17
	33,701			$18.8700	22-Feb-18
	41,528	(1)	41,529	$6.7100	20-Feb-19
	21,491	(2)	42,983	$12.1800	19-Feb-20
	—	(3)	78,616	$12.8800	18-Feb-21	34,250	(5)	$405,520	88,666	(6)	$1,049,805

	Option Awards					Stock Awards **
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day / mo /year)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward Hall	52,012			$2.8300	12-Feb-13
	7,093			$2.8300	1-May-13
	9,370			$8.9700	4-Feb-14
	7,622			$16.8100	25-Feb-15
	13,518			$17.5800	24-Feb-16
	14,749			$22.2800	23-Feb-17
	16,340			$18.8700	22-Feb-18
	66,445	(1)	33,223	$6.7100	20-Feb-19
	19,298	(2)	38,597	$12.1800	19-Feb-20
	—	(3)	75,130	$12.8800	18-Feb-21	31,041	(5)	$367,525	82,995	(6)	$982,661

Andrew Vesey	1,456			$11.5400	3-Nov-14
	490			$11.5400	3-Nov-14
	5,082			$16.8100	25-Feb-15
	11,132			$17.5800	24-Feb-16
	8,850			$22.2800	23-Feb-17
	17,021			$18.8700	22-Feb-18
	55,370	(1)	27,686	$6.7100	20-Feb-19
	19,298	(2)	38,597	$12.1800	19-Feb-20
	—	(3)	75,130	$12.8800	18-Feb-21	29,594	(5)	$350,393	82,995	(6)	$982,661
Brian Miller	12,369			$8.9700	4-Feb-14
	7,186			$16.8100	25-Feb-15
	27,036			$17.5800	24-Feb-16
	22,861			$22.2800	23-Feb-17
	25,871			$18.8700	22-Feb-18
	55,370	(1)	27,686	$6.7100	20-Feb-19
	16,374	(2)	32,749	$12.1800	19-Feb-20
	—	(3)	59,113	$12.8800	18-Feb-21	24,827	(5)	$293,952	66,972	(6)	$792,948

Paul Hanrahan	25,448			$2.8300	12-Feb-13
	87,770			$2.8300	1-May-13
	168,666			$8.9700	4-Feb-14
	97,997			$16.8100	25-Feb-15
	152,672			$17.5800	29-May-15
	135,202			$22.2800	29-May-15
	136,166			$18.8700	29-May-15
	334,662	(1)	167,331	$6.7100	29-May-15
	81,535	(2)	163,070	$12.1800	29-May-15
	—	(3)	320,071	$12.8800	29-May-15			38,156(6)			$451,767

*	Table excludes the following column which is not applicable based on award types currently outstanding: Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
**	Valued using closing price on the last business day of the fiscal year (December 30, 2011) was $11.84.

NOTES:

(1)	Option grant made on February 20, 2009 vests in three equal installments on the following dates: February 20, 2010, February 20, 2011 and February 20, 2012. The grant for Mr. Hanrahan was not forfeited upon his separation from the Company per a separation agreement that allows three years of continued vesting from his separation date.

(2)	Option grant made on February 19, 2010 vests in three equal installments on the following dates: February 19, 2011, February 19, 2012 and February 19, 2013. The grant for Mr. Hanrahan was not forfeited upon his separation from the Company per a separation agreement that allows three years of continued vesting from his separation date.
(3)	Option grant made on February 18, 2011 vests in three equal installments on the following dates: February 18, 2012, February 18, 2013 and February 18, 2014. The grant for Mr. Hanrahan was not forfeited upon his separation from the Company per a separation agreement that allows three years of continued vesting from his separation date.
(4)	Option grant made on September 30, 2011 vests in three equal installments on the following dates: September 30, 2012, September 30, 2013 and September 30, 2014.
(5)	Included in this item are:
a.	A Restricted Stock Unit grant made on February 18, 2011 that vests in three equal installments on the following dates: February 18, 2012, February 18, 2013 and February 18, 2014. Mr. Hanrahan’s grant was forfeited upon his separation and is no longer outstanding.
b.	In the case of Mr. Gluski, a Restricted Stock Unit grant made on September 30, 2011 that vests in three equal installments on the following dates: September 30, 2012, September 30, 2013, and September 30, 2014.
c.	One-third of the 2009 Performance Stock Unit grant for which the performance period had elapsed on December 31, 2011 but for which the service vesting condition had not yet been satisfied. The amount in the above table reflects the final 58.25% vesting percentage based on AES Total Stockholder Return for the period ended December 31, 2011 relative to companies in the S&P 500. The other two-thirds of the 2009 Performance Stock Unit grant for which the service vesting conditions were satisfied on December 31, 2011 is reflected in the Option Exercises and Stock Vested (2011) table. Mr. Hanrahan did not satisfy the final service vesting condition for the 2009 Performance Stock Unit grant and forfeited the final one-third of this award.
(6)	Included in this item are:
a.	Performance Stock Units granted on February 19, 2010 which vest based on both performance (AES three-year cumulative Total Stockholder Return relative to the S&P 500 companies) and service conditions (but only when and to the extent the performance-based conditions are met).
b.	Performance Stock Units granted on February 18, 2011 which vest based on both performance (AES three-year cumulative Total Stockholder Return relative to S&P 500 companies and Cash Value Added, each weighted 50%) and service conditions (but only when and to the extent the performance-based conditions are met).

Based on AES’ performance through the end of fiscal year 2011 relative to the performance criteria, the target number of Performance Stock Units granted in 2010 and 2011 is included above.

Option Exercises and Stock Vested (2011)

The following table contains information concerning each exercise of Options and the vesting of Performance Stock Unit and Restricted Stock Unit awards by the NEOs during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Andrés Gluski	—	$—	33,277	$394,000
Victoria Harker	—	$—	21,702	$256,952
Edward Hall	—	$—	17,361	$205,554
Andrew Vesey	—	$—	14,468	$171,301
Brian Miller	—	$—	14,468	$171,301
Paul Hanrahan	562,000	$5,354,072	87,447	$1,035,372

NOTES:

(1)	The 2009 Performance Stock Unit grant vests based on two conditions. The first is based on our Total Stockholder Return for the three-year period ending December 31, 2011. Assuming the first condition is met, the Performance Stock Units vest in three equal annual installments beginning one year from grant. The Total Stockholder Return performance condition for the 2009 Performance Stock Unit grant was met at a level of 58.25% of target, and therefore, the first 2/3 of these Performance Stock Units vested at that level as of December 31, 2011.

Non-Qualified Deferred Compensation (2011)

The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FY ($)(5)
Andrés Gluski	$514,768	$106,305	$(59,381)	$(531,415)	$1,838,629
Victoria Harker	$330,068	$64,600	$(132,430)	$(265,714)	$1,289,458
Edward Hall	$262,749	$63,730	$(23,850)	$—	$689,280
Andrew Vesey	$256,671	$55,146	$(17,130)	$—	$460,922
Brian Miller	$234,829	$65,890	$(71,340)	$(265,714)	$890,665
Paul Hanrahan	$1,315,260	$214,297	$(98,050)	$—	$3,886,926

NOTES:

(1)	Amounts in this column represent contributions to the Restoration Supplemental Retirement Plan and the mandatory deferral of two-thirds of the 2009 Performance Stock Units that vested in 2011. The following is a breakdown of amounts reported in this column:

Name	Executive Contributions to Restoration Supplemental Retirement Plan	Mandatory Deferral of 2009 Performance Stock Units Vesting on December 31, 2011
Andrés Gluski	$120,768	$394,000
Victoria Harker	$73,116	$256,952
Edward Hall	$57,195	$205,554
Andrew Vesey	$85,370	$171,301
Brian Miller	$63,528	$171,301
Paul Hanrahan	$279,888	$1,035,372

With respect to the NEOs’ deferral of two-thirds of the 2009 Performance Stock Units which vested on December 31, 2011, the grant date fair value associated with such Performance Stock Units is included in the 2009 row of the “Stock Awards” column of the Summary Compensation Table for Messrs. Gluski, Miller, Hall and Hanrahan and Ms. Harker (Mr. Vesey was not a NEO in the 2009 Summary Compensation Table).

(2)	Amounts in this column represent the Company’s contributions to the Restoration Supplemental Retirement Plan. The amount reported in this column and the Company’s additional contributions to the 401(k) Plan are included in the amounts reported in the 2011 row of the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column represent investment earnings under the Restoration Supplemental Retirement Plan, investment earnings under the Supplemental Retirement Plan (for Messrs. Hall and Hanrahan), and earnings on deferred Restricted Stock Units. A breakdown of amounts reported in this column is as follows:

Name	Investment Earnings Under Restoration Supplemental Retirement Plan	Investment Earnings Under Supplemental Retirement Plan	Earnings on Deferred Performance Stock Units and Restricted Stock Units
Andrés Gluski	$(44,121)	$—	$(15,260)
Victoria Harker	$(124,800)	$—	$(7,630)
Edward Hall	$(23,812)	$(38)	$—
Andrew Vesey	$(17,130)	$—	$—
Brian Miller	$(63,710)	$—	$(7,630)
Paul Hanrahan	$(88,111)	$(9,939)	$—

(4)	Amounts in this column represent the value of Restricted Stock Units released from the mandatory deferral period as of December 31, 2011 (based on the closing share price of $11.84).
(5)	Amounts in this column represent the balance of amounts in the Restoration Supplemental Retirement Plan, the Supplemental Retirement Plan and the mandatory deferral of Performance Stock Units. A breakdown of amounts reported in this column is as follows:

Name	Restoration Supplemental Retirement Plan Account Balance	Supplemental Retirement Plan Account Balance	Fair Market Value of Deferred Performance Stock Units
Andrés Gluski	$1,444,629	$—	$394,000
Victoria Harker	$1,032,506	$—	$256,952
Edward Hall	$482,412	$1,314	$205,554
Andrew Vesey	$289,621	$—	$171,301
Brian Miller	$719,364	$—	$171,301
Paul Hanrahan	$2,505,459	$346,095	$1,035,372

The Company contributions under the Restoration Supplemental Retirement Plan are included in the 2009, 2010 and 2011 rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of $90,900 (2009), $95,000 (2010) and $106,305 (2011) for Mr. Gluski, $73,150 (2009), $85,250 (2010) and $64,600 (2011) for Ms. Harker, $39,392 (2009), $49,350 (2010) and $63,730 (2011) for Mr. Hall, $47,350 (2010) and $55,146 (2011) for Mr. Vesey (Mr. Vesey was not a NEO in the 2009 Summary Compensation Table), $51,419 (2009), $59,840 (2010) and $65,890 (2011) for Mr. Miller, and $169,260 (2009), $187,780 (2010) and $214,297 (2011) for Mr. Hanrahan.

The grant date fair value associated with deferred Performance Stock Units (two-thirds of the 2009 Performance Stock Unit grant) is included in the 2009 row of the “Stock Awards” column of the Summary Compensation Table in the amounts of $381,417 for Mr. Gluski, $248,751 for Ms. Harker, $165,834 for Mr. Miller, $198,998 for Mr. Hall and $1,002,295 for Mr. Hanrahan (Mr. Vesey was not a Named Executive Officer in the 2009 proxy statement).

Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan

The Code places statutory limits on the amount that participants, such as our NEOs can contribute to The AES Corporation Retirement Savings Plan (the “401K Plan”). As a result of these regulations, matching contributions to the 401K Plan accounts of our NEOs in fiscal year 2011 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in The AES Corporation Restoration Supplemental Retirement Plan, which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Under the 401K Plan, eligible employees, including our NEOs, can elect to defer a portion of their compensation into the 401K Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first five percent of compensation that an individual contributes to the 401K Plan. In addition, individuals who participate in the Restoration Supplemental Retirement Plan may defer up to 80% of their compensation (excluding bonuses) and up to 100% of their annual bonus under the Restoration Supplemental Retirement Plan. The Company provides a matching contribution to the Restoration Supplemental Retirement Plan for individuals who actively defer and who are also subject to the statutory limits as described above.

On an annual basis, we may choose to make a discretionary retirement savings contribution (a “profit sharing contribution”) to all eligible participants in the 401K Plan. The profit sharing contribution, made in the form of our Common Stock, is provided to individuals at a percentage of their compensation, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 401(a)(17) and 415 of the Code.

Eligible individuals participating in the Restoration Supplemental Retirement Plan also receive a supplemental profit sharing contribution. The amount of the supplemental profit sharing contribution is equal to the difference between the profit sharing contribution provided by the Company under the 401K Plan and the profit sharing contribution that would have been made by the Company under the 401K Plan if no Code limits applied.

Participants in the Restoration Supplemental Retirement Plan may designate up to four (4) separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump sum payment or annually over a period of two (2) to fifteen (15) years. All distributions are made in cash.

Individuals have the ability to select from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option. The investment options are functionally equivalent to the investments made available to all participants in the 401K Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual Restoration Supplemental Retirement Plan account balances are always 100% vested.

The AES Corporation Supplemental Retirement Plan

The Supplemental Retirement Plan is a plan that was established to provide deferred compensation for select managers and highly compensated employees. Under the terms of the Supplemental Retirement Plan, once a participant made the maximum allowable contribution to the 401K Plan under the Code, the participant could defer compensation under the Supplemental Retirement Plan. The Company made an annual credit to the participant’s deferral account in an amount equal to the maximum percentage of compensation for matching awards permitted under the 401K Plan.

The Supplemental Retirement Plan also provided for the deferral of a portion of the profit sharing contribution. The amount of the deferral under the Supplemental Retirement Plan was based on the difference between the profit sharing contribution made to the employee’s 401K Plan and the profit sharing contribution that would have been made under the 401K Plan if no Code limits applied and certain other requirements were met.

The amounts deferred under the Supplemental Retirement Plan are deemed to be invested in accordance with the investment policy established from time to time by the Human Resources Committee administering the 401K Plan.

The deferred amounts can be withdrawn in any manner permitted by the 401K Plan as elected by the participant prior to the termination of a participant’s employment and otherwise upon the termination of the participant’s employment.

The Supplemental Retirement Plan was amended in 2004 to preclude the addition of new participants and additional deferrals after December 31, 2004.

Performance Stock Units and Restricted Stock Units

Under the terms of our Long-Term Compensation Plan, the shares underlying Performance Stock Unit and Restricted Stock Unit awards granted prior to 2011 are not issued until two years after they have vested. A description of the terms of the Performance Stock Units and Restricted Stock Units is contained in “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement, footnotes 2 and 3 to the Grants of Plan-Based Awards (2011) table and “Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table” beginning on page 46 of this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

The following table contains estimated payments and benefits to each of the NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or change-in-control event occurred on December 31, 2011, and, where applicable, uses the closing price of our Common Stock of $11.84 (as reported on the NYSE on December 30, 2011).

	Termination					Change in Control Only No Termination
Name	w/o Good Reason or For Cause	w/ Good Reason or w/o Cause	in Connection with Change in Control	Death[6]	Disability[7]
Andrés Gluski
Cash Severance[1]	$—	$4,000,000	$6,000,000	$—	$—	$—
Accelerated Vesting of LTC[2]	$—	$—	$4,918,957	$4,918,957	$4,918,957	$4,918,957
Benefits Continuation[3]	$—	$31,188	$46,782	$—	$—	$—
Outplacement Assistance[4]	$—	$20,000	$20,000	$—	$—	$—
Life Insurance Death Benefit	$—	$—	$—	$250,000	$—	$—
Total	$—	$4,051,188	$10,985,739	$5,168,957	$4,918,957	$4,918,957
Victoria Harker
Cash Severance[1]	$—	$1,264,440	$2,528,880	$—	$—	$—
Accelerated Vesting of LTC[2]	$—	$—	$2,403,369	$2,403,369	$2,403,369	$2,403,369
Benefits Continuation[3]	$—	$15,496	$15,496	$—	$—	$—
Outplacement Assistance[4]	$—	$—	$—	$—	$—	$—
280G Excise Tax Gross-up5	$—	$—	$1,670,069	$—	$—	$—
Life Insurance Death Benefit	$—	$—	$—	$250,000	$—	$—
Total	$—	$1,279,936	$6,617,814	$2,653,369	$2,403,369	$2,403,369
Edward Hall
Cash Severance[1]	$—	$1,028,000	$2,056,000	$—	$—	$—
Accelerated Vesting of LTC[2]	$—	$—	$2,180,620	$2,180,620	$2,180,620	$2,180,620
Benefits Continuation[3]	$—	$15,594	$23,391	$—	$—	$—
Outplacement Assistance[4]	$—	$20,000	$20,000	$—	$—	$—
280G Excise Tax Gross-up5	$—	$—	$1,492,009	$—	$—	$—
Life Insurance Death Benefit	$—	$—	$—	$250,000	$—	$—
Total	$—	$1,063,594	$5,772,020	$2,430,620	$2,180,620	$2,180,620
Andrew Vesey
Cash Severance[1]	$—	$1,028,000	$2,056,000	$—	$—	$—
Accelerated Vesting of LTC[2]	$—	$—	$2,135,083	$2,135,083	$2,135,083	$2,135,083
Benefits Continuation[3]	$—	$15,594	$23,391	$—	$—	$—
Outplacement Assistance[4]	$—	$20,000	$20,000	$—	$—	$—
280G Excise Tax Gross-up5	$—	$—	$1,722,521		$—	$—
Life Insurance Death Benefit	$—	$—	$—	$250,000	$—	$—
Total	$—	$1,063,594	$5,956,995	$2,385,083	$2,135,083	$2,135,083
Brian Miller
Cash Severance[1]	$—	$1,058,800	$2,117,600	$—	$—	$—
Accelerated Vesting of LTC[2]	$—	$—	$1,788,929	$1,788,929	$1,788,929	$1,788,929
Benefits Continuation[3]	$—	$15,594	$23,391	$—	$—	$—
Outplacement Assistance[4]	$—	$20,000	$20,000	$—	$—	$—
280G Excise Tax Gross-up5	$—	$—	$—		$—	$—
Life Insurance Death Benefit	$—	$—	$—	$250,000	$—	$—
Total	$—	$1,094,394	$3,949,920	$2,038,929	$1,788,929	$1,788,929

Notes:

1	Upon termination without cause/with good reason, or a qualifying termination following a change-in-control, and in the cases of Mr. Gluski and Ms. Harker, termination due to death or disability, a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above tables because as of December 31, 2011, the service and performance conditions under AES’ 2011 annual incentive plan would have been satisfied.
2	Accelerated Vesting of LTC (Long-Term Compensation) is valued using our fiscal year end share price of $11.84 and includes:
-	The in-the-money value of unvested Stock Options granted in February 2009, 2010 and 2011;
-	The value of outstanding Performance Stock Units granted in February 2010 and 2011;
-	The value of outstanding Restricted Stock Units granted in February 2011;
-	One-third of the Performance Stock Units granted in 2009 for which the performance period has lapsed but one-third of the award has still not met the time-based vesting requirement;
-	The value of outstanding Performance Units granted in February 2010.

In the case of Mr. Gluski, Accelerated Vesting of LTC also includes the in-the-money value of Stock Options and Restricted Stock Units granted in September 2011, all of which were unvested at December 31, 2011. The following table provides further detail on Accelerated Vesting of LTC by award type. Performance Stock Units granted in 2009 for which the performance period has lapsed but one-third of the award remained subject to time-based vesting conditions as of December 31, 2011 are included in the Restricted Stock Units row below.

Name	Gluski	Harker	Hall	Vesey	Miller
Long-Term Compensation Type:
Stock Options	$534,110	$213,044	$170,434	$142,029	$142,029
Performance Stock Units	$1,438,205	$1,049,805	$982,661	$982,661	$792,948
Restricted Stock Units	$1,941,642	$405,520	$367,525	$350,393	$293,952
Performance Units	$1,005,000	$735,000	$660,000	$660,000	$560,000
Total Accelerated LTI Vesting	$4,918,957	$2,403,369	$2,180,620	$2,135,083	$1,788,929

3	Upon termination without cause/with good reason and a qualifying termination following a change-in-control, the NEO may receive continued medical, dental and vision benefits (medical, dental and hospitalization in the case of Ms. Harker). The value of this benefits continuation is $15,594 per year based on the share of premiums paid by the Company on each NEO’s behalf in 2011, other than Ms. Harker for whom the amount is $15,496. For the period benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.
4	Under the Severance Plan, Messrs. Hall, Vesey and Miller, and, under the Executive Severance Plan, Mr. Gluski, are eligible for outplacement benefits which may be provided upon termination without cause/with good reason and upon a qualifying termination following a change-in-control. The estimated value of this benefit is $20,000.
5	This calculation is an estimate for Proxy Statement disclosure only. Payments on an actual Change-in-Control may differ based on factors such as transaction price, timing of employment termination and payments, and changes in compensation. In computing the excise tax gross-up, we valued all payments and benefits in accordance with Code Section 280G. Key assumptions included in the gross-up calculation include: (i) highest marginal federal, Virginia state and Medicare tax rates of 35%, 5.75% and 1.45% respectively apply (in the case of one NEO who resides in New York, we used a state tax rate of 8.97%); and (ii) present value calculations were determined using 120% of the December 2011 semi-annual applicable federal rate—the short-term rate of 0.24% applies as all payments and benefits would accelerate three years or less upon change-in-control and/or termination. Based on the valuation of payments and benefits in accordance with Code Section 280G and the valuation date of December 31, 2011, only Ms. Harker and Messrs. Hall and Vesey are estimated to receive excess parachute payments which would trigger payment of a gross-up. Under the Executive Severance Plan, Mr. Gluski does not receive an excise tax gross-up and would be responsible for paying all excise taxes imposed on his benefits.

6	Basic life insurance is provided to all employees; the maximum benefit amount is $250,000. Accidental Death and Dismemberment (“AD&D”) insurance is provided to all employees in addition to basic life insurance. The AD&D benefit amount is equal to the basic life benefit amount; this benefit is not included in the termination tables. Additional optional life insurance is also available to all employees up to a maximum total benefit amount of $500,000. Employees are responsible for the cost of additional life insurance premiums, should they choose to elect this optional coverage; therefore, any additional life insurance benefits above the basic benefit are not included in the termination tables.
7

AES provides long-term disability benefits to all employees. Should a long-term disability occur, this plan would provide an employee with a monthly benefit of 66 2/3% of base pay up to a maximum of $10,000 per month.

Additional Information Relating to Potential Payments upon

Termination of Employment or Change-in-Control

The following narrative outlining our compensatory arrangements with our NEOs is in addition to other summaries of their terms found in the “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement, “Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 48 of this Proxy Statement, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” beginning on page 54 of this Proxy Statement.

Actual Payments made to Paul Hanrahan in Connection with his Termination

On September 4, 2011, we entered into a Separation Agreement (the “Agreement”) with our former CEO, Mr. Paul Hanrahan. Subject to the terms of the Agreement, Mr. Hanrahan was eligible for, subject to certain conditions, the compensation provided under section (8)(e) of his existing employment agreement, dated as of December 29, 2008. Following his departure from AES on November 30, 2011, we provided Mr. Hanrahan with the following payments pursuant to the terms of the Agreement:

•	Lump sum cash severance payment of $6,075,000 equal to 2x base salary plus 2x target bonus;

•

Lump sum payment of $42,390 which represents the cash equivalent of continued receipt for two years of certain perquisites and benefits that Mr. Hanrahan received as an employee, including his automobile perquisite and the Company’s Flexible Spending Account program; and

•	A premium payment of $1,423 for the month of December 2011 related to his medical benefits continuation.

Mr. Hanrahan will receive continuation of his medical, dental and life insurance benefits for two years. The expected cost to the Company of $49,500 is based on the share of premiums that the Company expects to pay on Mr. Hanrahan’s behalf. For the period that the benefits are continued, Mr. Hanrahan is responsible for paying the portion of premiums previously paid as an employee.

Potential Payments upon Termination under the Executive Severance Plan (applicable to Mr. Gluski)

Mr. Gluski is eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under our Executive Severance Plan. This plan was adopted during 2011 and does not include a Section 280G excise tax gross-up consistent with our policy prohibiting gross-ups in new or materially amended severance arrangements. Payments and benefits provided to Mr. Gluski upon each termination circumstance are detailed below.

In the event of termination due to disability, Mr. Gluski is entitled to receive the following payments:

•	Disability benefits under our long-term disability program in effect at the time;

•	Base salary through the termination date or, if earlier, the end of the month preceding the month in which disability benefits commence; and

•	A pro-rata portion of his annual bonus to the extent earned, based upon the number of days he was employed during the year (“Pro-Rata Bonus”).

In the event of termination due to death, Mr. Gluski’s legal representative is entitled to his base salary through the termination date and the Pro-Rata Bonus.

In the event Mr. Gluski’s employment is terminated for “Cause” or Mr. Gluski resigns without “Good Reason”, he is only entitled to receive his base salary through the termination date.

If Mr. Gluski terminates his employment for “Good Reason” or if we terminate his employment without Cause, Mr. Gluski is entitled to receive:

•

Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times the sum of his base salary and target bonus for the year in which the termination of employment occurs; and

•	Continued participation for 24 months in all medical, dental, and vision benefit programs that he was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.

If within two years following a “change-in-control,” Mr. Gluski terminates his employment for “Good Reason” or if we terminate his employment, other than for Cause or disability, Mr. Gluski is entitled to receive:

•

Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to three times the sum of his base salary and target bonus for the year in which the termination of employment occurs; and

•	Continued participation for 36 months in all medical, dental, and vision benefit programs that he was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.

In addition, Mr. Gluski is subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Executive Severance Plan. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us. Our payment obligations are also conditioned upon Mr. Gluski executing and delivering the standard form of release we provide.

Potential Payments upon Termination under Employment Agreement with Victoria Harker

Ms. Harker is eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under her employment agreement dated January 23, 2006. Payments and benefits provided to Ms. Harker upon each termination circumstance are detailed below.

In the event of termination due to disability, Ms. Harker is entitled to receive the following payments:

•	Disability benefits under our long-term disability program in effect at the time;

•	Base salary through the end of the month preceding the month in which disability benefits commence; and

•	A Pro-Rata Bonus.

In the event of termination due to death, Ms. Harker’s legal representative is entitled to her base salary through the termination date and the Pro-Rata Bonus.

In the event Ms. Harker’s employment is terminated for “Cause” or Ms. Harker resigns without “Good Reason”, she is only entitled to receive her base salary through the termination date.

If Ms. Harker terminates her employment for “Good Reason” or if we terminate her employment without Cause, Ms. Harker is entitled to receive:

•

Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to one times the sum of her base salary and target bonus for the year in which the termination of employment occurs; and

•	Continued participation for 12 months in all medical, dental, and hospitalization benefit programs that she was participating in at the time of termination.

If within two years following a “change-in-control,” Ms. Harker terminates her employment for “Good Reason” or if we terminate her employment, other than for Cause or disability, Ms. Harker is entitled to receive:

•

Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times the sum of her base salary and target bonus for the year in which the termination of employment occurs;

•	Continued participation for 12 months in all medical, dental, and hospitalization benefit programs that she was participating in at the time of termination; and

•

If any of the payments or benefits provided in connection with a “change-in-control” are subject to the excise tax imposed under Section 4999 of the Code, a gross up payment to Ms. Harker which will result in her receiving the net amount she is entitled to receive, after the deduction of all applicable taxes.

In addition, Ms. Harker is subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the employment agreement. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us. Our payment obligations are also conditioned upon Ms. Harker executing and delivering the standard form of release we provide.

Potential Payments upon Termination under the AES Corporation Severance Plan (applicable to Messrs. Hall, Vesey and Miller)

The AES Corporation Severance Plan (the “Severance Plan”) provides for certain payments and benefits to participants upon the involuntary termination of their employment under certain circumstances. Messrs. Hall, Vesey and Miller are entitled to the benefits provided by the Severance Plan.

Salary continuation, applicable benefits and severance payments are provided under the Severance Plan if the NEO’s employment is involuntarily terminated due to a reduction-in-force, the permanent elimination of a position, the restructuring or reorganization of a business unit, division, department or other business segment, a termination by mutual consent due to unsatisfactory job performance with our agreement that the NEO is entitled to benefits, or declining an offer to relocate to a new job position more than 50 miles from the NEO’s current location. If the NEO’s job is eliminated and the NEO declines a new position, regardless of location, the individual would not be entitled to receive benefits in accordance with the Severance Plan.

Upon the termination of their employment under those circumstances, Messrs. Hall, Vesey and Miller will be entitled to receive the following:

•	Salary continuation payments equal to the annual base salary and bonus, which would be paid over time in accordance with our payroll practices and the terms of the Plan.

•

An additional payment equal to a pro-rata portion of their bonus to the extent earned, based upon the time they were at work during the year in which their employment terminates, provided that applicable performance conditions are met.

•

In the event that Messrs. Hall, Vesey and Miller elect COBRA coverage under the health plan they participate in, we would pay an amount of the premium each individual pays for such coverage (for up to 12 months) equal to the premium we pay for active employees. The Company would also provide Messrs. Hall, Vesey and Miller with continuation of dental and vision benefit programs with each NEO paying the same portion of premiums previously paid as an employee.

•

Messrs. Hall, Vesey and Miller will be provided with outplacement services provided by an independent agency provided that the benefit is incurred by and may not extend beyond December 31st of the second calendar year following the calendar year in which the termination occurred.

•

In the event that termination of the NEO’s employment occurs due to the circumstances described above, within two years after a “change-in-control”, the amount of the NEO’s salary continuation payment is doubled and the length of time we will assist in paying for the continuation of health care benefits is also doubled, but can never be more than 18 months.

•

Benefits are not available under the Severance Plan if the NEO’s employment is terminated in connection with the sale of a business, if the NEO is employed by the purchaser or if the NEO is offered employment with the purchaser with substantially equivalent benefits and salary package (provided the offer does not require the NEO to relocate more than 50 miles from his current location).

Our obligation to provide the payments and benefits to the NEO under the Severance Plan is conditioned upon the NEO executing and delivering a written release of claims against the Company. At our discretion, the release may also contain such non-competition, non-solicitation and non-disclosure provisions, as we may consider necessary or appropriate.

Payment of Long-Term Compensation Awards in the event of Termination or Change-in-Control as determined by the provisions set forth in the 2003 Long Term Compensation Plan (for all NEOs)

The vesting of Performance Units, Performance Stock Units, Restricted Stock Units, and Stock Options and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment and (2) as a result of a change-in-control. The vesting conditions are defined by the provisions set forth in the 2003 Long-Term Compensation Plan as outlined below:

Performance Units

If the NEO’s employment is terminated by reason of death or disability prior to the end of the three-year performance period, the Performance Units vest on the termination date and an amount equal to $1.00 for each Performance Unit is paid following such termination.

If we terminate the NEO’s employment for Cause prior to the payment date of a Performance Unit, the Performance Unit is forfeited. If the NEO’s employment is terminated for any other reason, including resignation or retirement, the NEO will be entitled to receive the payment of the Performance Units that were vested at the end of the performance period.

If a change-in-control occurs prior to the end of the three-year performance period, outstanding Performance Units become fully vested and an amount equal to $1.00 for each Performance Unit becomes payable immediately, in cash, securities or other property.

Performance Stock Units and Restricted Stock Units

If the NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a Performance Stock Unit or a Restricted Stock Unit, the Performance Stock Units and/or Restricted Stock Units will immediately accelerate and become fully vested and will be delivered on the delivery date.

If the NEO’s employment is terminated prior to the third anniversary of the grant date of a Performance Stock Unit or a Restricted Stock Unit other than by the reason of death or disability, all Performance Stock Units and Restricted Stock Units not vested at the time of such termination will be forfeited.

If a change-in-control occurs prior to the payment date of a Performance Stock Unit or Restricted Stock Unit award, outstanding Performance Stock Units and Restricted Stock Units will become fully vested and the delivery date will occur contemporaneous with the completion of the change-in-control.

Stock Options

If the NEO’s employment is terminated by reason of death or disability, the Stock Options shall be immediately accelerated and become fully vested, exercisable and payable, but will expire one (1) year after the termination date or, if earlier, on the original expiration date of such Stock Option had the NEO continued in such employment.

If we terminate the NEO’s employment for Cause, all of the unvested Stock Options will be forfeited and all vested Stock Options will expire three (3) months after the termination date or, if earlier, on the original expiration date of such Stock Option.

If the NEO’s employment is terminated for any other reason, all of the unvested Stock Options will be forfeited and all vested Stock Options will expire 180 days after the termination date or, if earlier, on the original expiration date of such Stock Option.

In the event of a change-in-control, all of the NEO’s Stock Options will vest and become fully exercisable. However, the Compensation Committee may cancel outstanding Stock Options (1) for consideration equal to an amount that the NEO would be entitled to receive in the change-in-control transaction, if the NEO exercised the Stock Options less the exercise price of such Stock Options or (2) if the amount determined pursuant to (1) would be negative. Any such payment may be made in cash, securities, or other property.

The AES Corporation Restoration Supplemental Retirement Plan

In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control (defined in the same manner as the term “change-in-control” in the Restoration Supplement Retirement Plan described above), the balances of all of the NEO’s deferral accounts under the Restoration Supplemental Retirement Plan will be paid in a lump sum. In the event of a NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in this description:

•

“Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with us (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

•

A “Change-in-Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of our outstanding Common Stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.

•

“Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change-in-control, the relocation of the CEO’s principal place of employment; (C) after a change-in-control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and

(D) after a change-in-control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change in control.

The following definitions are provided in Ms. Harker’s Employment Agreements for certain of the terms used in this description:

•

“Cause” means (A) willful and continued failure by the Executive to substantially perform the Executive’s duties with us (other than a failure resulting from the Executive’s incapability due to physical or mental illness or any failure after the Executive has delivered a notice of termination for Good Reason), after we deliver a demand for substantial performance, or (B) willful misconduct which is demonstrably and materially injurious to us, monetarily or otherwise.

•

“Change-in-Control” means the occurrence of any one of the following events: (A) any person is or becomes the beneficial owner of our securities representing 30% or more of the combined voting power of our outstanding securities; (B) the following individuals cease for any reason to constitute a majority of our Board then serving: individuals who are Directors on the date of the employment agreement and any new Director whose appointment or election by the Board or nomination for election by our Stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors on the date of the employment agreement or whose appointment, election or nomination for election was previously so approved or recommended; or (C) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization; or (D) our Stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets. However, the foregoing events will not constitute a “change-in-control” if the record holders of our Common Stock immediately prior to a transaction or series of transactions, continue to have substantially the same proportionate ownership in an entity, which owns all or substantially all our assets immediately following such transaction or series of transactions.

•

“Good Reason” means (A) the failure of the Company to have any successor expressly assume the employment agreement; (B) the Company requiring the Executive to report to someone other than the CEO, (C) after a change-in-control, the relocation of the Executive’s principal place of employment; (D) after a change-in-control, any material adverse change in the Executive’s overall responsibilities, duties and authorities; and (E) after a change-in-control, the failure by the Company to continue the Executive’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the Executive immediately prior to such change in control.

The following definition is provided in the Severance Plan for certain of the terms used in this description:

•

A “Change-in-Control” means the occurrence of any one of the following events: (i) a transfer of all or substantially all of our assets, (ii) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of our outstanding Common Stock, or (iii) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board. If any of the payments or benefits provided to the NEO in connection with a “change-in-control” subject the NEO to the excise tax imposed under Section 4999 of the Code, we must make a gross-up payment to the NEO which will result in the NEO receiving the net amount the NEO is entitled to receive, after the deduction of all applicable taxes.

The following definition is provided in the Restoration Supplemental Retirement Plan of the terms used in this description:

A “Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons; (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the adoption of this Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

Information About Our Compensation Committee

The Compensation Committee consists of five members of the Board who are “Non-Employee Directors” as defined under Rule 16b-3 of the Exchange Act and “Outside Directors” under Section 162(m) of the Code and related regulations. The members of the Compensation Committee are Philip A. Odeen, Chairman, Samuel W. Bodman, III, John A. Koskinen, Kristina M. Johnson and Sandra O. Moose. The Board has determined that each member of the Compensation Committee meets the standards of independence established by the NYSE.

The Compensation Committee’s principal responsibility is to provide oversight of the Company’s compensation and employee benefit plans and practices. The Compensation Committee reviews base salary, bonuses, profit sharing contributions, and grants of Stock Options, Restricted Stock Units, Performance Units, Performance Stock Units, retirement benefits and other compensation for our NEOs and for such other employees as the Board may designate. The Compensation Committee also evaluates the performance of our NEOs, including the CEO.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. Our CEO submits his goals and objectives for the upcoming year to the Compensation Committee. In the first quarter of the following year, the CEO performs an assessment of each NEOs performance against their stated goals and, in the case of our CEO, our Compensation Committee reviews and assesses his performance against his stated goals and objectives.

Based on our CEO’s performance, the Compensation Committee, which includes the non-executive Chairman of the Board, provides an evaluation and compensation recommendation, which the Board considers when it determines the compensation for the CEO. The Compensation Committee reviews and approves evaluations and compensation recommendations submitted by the CEO on the other NEOs. The Compensation Committee then reviews these recommendations with the Board.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s compensation goals. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees such power and authority, as the Compensation Committee deems appropriate in accordance with the Charter. The Compensation Committee has also delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the Long-Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law. Under such delegation, our CEO may grant Long-Term Compensation awards up to 250,000 shares, in the aggregate, per year.

The Compensation Committee retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian is the firm retained by the Compensation Committee for these purposes and is precluded from providing other services to AES. The Compensation Committee has the sole authority to hire and fire its consultant. Meridian provided review and comment to the Compensation Committee in 2011 as appropriate and provided objective input and analysis to the Compensation Committee throughout the year with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in setting the NEO’s compensation, please refer to “The Role of the Compensation Committee’s Independent Consultant” on page 19.

Management regularly obtains advice from outside consultants who assist in the development of the information and analytical tools necessary for the conduct of the Compensation Committee’s business. These consultants help Management determine the executive compensation data disclosed in proxy statements filed by other comparable companies and provide Survey Data on selected companies. They also review the competitiveness of the program, provide information on emerging compensation practices, and verify the processes used to determine the value of our Long-Term Compensation. Towers Watson is the firm retained by Management for these purposes. For further information concerning Managements outside consultant, please refer to “The Role of Management’s Consultant” on page 19.

The Compensation Committee has instructed the Vice President of Human Resources to provide information to the Compensation Committee that is required for developing compensation programs and determining Executive compensation. The Vice President of Human Resources directly interfaces with our outside consultants in the preparation of the background material for the Compensation Committee. Towers Watson provided the Company with benchmark data and “tally sheets” for the NEOs. All materials provided by Towers Watson were shared with Meridian prior to being presented to the Compensation Committee.

The compensation of our Directors is established by the Nominating, Governance and Corporate Responsibility Committee. See “The Committees of the Board—Nominating, Governance and Corporate Responsibility Committee” on page 11 of this Proxy Statement for a description of our Nominating, Governance and Corporate Responsibility Committee’s processes and procedures for determining Director compensation. For further information regarding our compensation practices refer to “Compensation Discussion and Analysis” on page 14 of this Proxy Statement.

Compensation of Directors (2011)

The following table contains information concerning the compensation of our non-management Directors during 2011.

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Name(1)
Samuel W. Bodman, III	$67,800	$152,200	$0	$0	$220,000
Zhang Guo Bao (6)	$19,008	$94,792	$0	$0	$113,800
Kristina M. Johnson	$98,806	$204,267	$0	$15,000	$318,073
Tarun Khanna	$77,800	$168,040	$0	$0	$245,840
John A. Koskinen	$92,800	$168,040	$0	$15,000	$275,840
Philip Lader	$95,050	$168,040	$0	$15,000	$278,090
Chair—Nominating, Governance and Corporate Responsibility Committee
Sandra O. Moose	$92,800	$152,200	$0	$15,000	$260,000
John B. Morse, Jr.	$77,800	$163,240	$0	$15,000	$256,040
Philip A. Odeen	$100,320	$304,228	$0	$15,000	$419,548
Chairman, Lead Independent Director and Chair—Compensation Committee
Charles O. Rossotti	$82,800	$168,040	$0	$15,000	$265,840
Chair—Financial Audit Committee
Sven Sandstrom	$82,800	$168,040	$0	$0	$250,840

NOTES:

(1)	Messrs. Gluski and Hanrahan, our current and former CEOs, respectively, were also members of our Board during 2011. Their respective compensation is reported in the Summary Compensation Table and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, management Directors do not receive any additional compensation in connection with service on the Board.
(2)	Directors elected at the 2011 Annual Meeting of Stockholders received an $80,000 Annual Retainer with a requirement that at least 34% of such retainer be deferred in the form of stock units, with an option to defer additional amounts as further described below. Directors may also elect to defer Committee fees in the form of stock units.

The mandatory deferral portion of the Annual Retainer is included in the “Stock Awards” column above, while the “Fees Earned or Paid in Cash” column includes amounts from the Annual Retainer and Committee fees that Directors elected to defer (above the mandatory deferral) into stock units. The additional incremental value resulting from the 1.3 multiplier applied to elective deferrals of the Annual Retainer is included in the “Stock Awards” column, as noted in footnote 3. The elective deferral amounts were as follows:

	Annual Elective Retainer Deferred	Committee Retainer Deferred
Tarun Khanna	$52,800	$25,000
Kristina Johnson	$36,576	$15,875
John Koskinen	$52,800	$40,000
Philip Lader	$52,800	$42,250
John Morse	$36,800	$0
Philip Odeen	$50,160	$0
Charles Rossotti	$52,800	$30,000
Sven Sandstrom	$52,800	$30,000

(3)

Column reflects aggregate grant date fair value of each Director stock unit award granted in 2011. This column includes stock units granted pursuant to (i) the 34% mandatory annual retainer deferral into stock units, and (ii) as further described in “Director Compensation for Year 2011” below, amounts Directors elected to defer more than 34% of their annual retainer and being credited with 1.3 times the elective deferral amount. The aggregate grant date fair values were computed in accordance with FASB ASC Topic 718 (disregarding any estimates of forfeitures related to service-based vesting conditions.) A discussion of the relevant assumptions made in these valuations may be found in footnote 17 to the financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2011.

As of December 31, 2011, Directors had the following total number of stock units credited to their accounts under the LTC Plan: Samuel W. Bodman, III 61,231, Zhang Guo Bao 7,993 (cash-settled), Kristina M. Johnson 19,758, Tarun Khanna 72,276, John A. Koskinen 141,320, Philip Lader 130,183, Sandra O. Moose 78,019, John B. Morse, Jr. 68,430, Philip A. Odeen 123,021, Charles O. Rossotti 133,609, and Sven Sandstrom 132,569.

(4)	No Directors received option grants in 2011.

The following Directors held Options outstanding as of December 31, 2011: Samuel W. Bodman, III 0, Zhang Guo Bao 0, Kristina M. Johnson 0, Tarun Khanna 0, John A. Koskinen 0, Philip Lader 43,374, Sandra O. Moose 13,455, John B. Morse, Jr. 0, Philip A. Odeen 79,250, Charles O. Rossotti 21,912, and Sven Sandstrom 52,815.

(5)	Represents amounts we contributed to charities selected by the Director pursuant to the Company’s Gift Matching Program. Under the Company’s Gift Matching Program, the Company will match, dollar for dollar, Section 501(c)(3) eligible or equivalent non-U.S. based eligible contributions made by AES Directors up to a maximum of $15,000 per year.

(6)	Mr. Zhang was elected to the Board of Directors on December 9, 2011.

Director Compensation for Year 2011

In 2007, the Board instituted a procedure to review the Board compensation structure every two years. In light of the economic conditions at the time, the 2009 review was deferred until February of 2010. As further described below, the Board instituted revisions to the amount of compensation provided under certain of the components of our compensation structure. The revised compensation amounts were applicable to outside Directors that were elected at the 2011 Annual Meeting of Stockholders.

The revised 2010 Board compensation was intended to meet the following goals: (i) promote the recruitment of talented and experienced Directors to the AES Board; (ii) compensate outside Directors for the increased workload and risk inherent in the Director position; and (iii) retain a strong financial incentive for AES Directors to maintain and promote the long-term health and viability of the Company. The Nominating Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors from among other sources, NACD Blue Ribbon Commission, Pearl Meyer & Partners, and Frederick W. Cook and Co., Inc.

For 2011, Directors elected at the Annual Meeting of Stockholders received an $80,000 annual retainer with a requirement that at least 34% be deferred in the form of stock units. Directors may elect (but are not required) to defer more than the mandatory 34% deferral. Any portion of the annual retainer that is deferred above the mandatory deferral were credited to the Director in stock units equivalent to 1.3 times the elected deferral amount. The Financial Audit Committee Chair received $30,000 per year for his/her service, the Compensation Committee Chair received $25,000 per year for his/her service, the Nominating Committee Chair received $22,250 per year for his/her service and the Finance and Investment Committee Chair received $15,000 per year for his/her service. Members of the Financial Audit Committee, Compensation Committee and Nominating Committee will receive $15,000 for their service, while members of the Finance and Investment Committee will receive $10,000. Directors received an annual Deferred Incentive Compensation Grant valued at $125,000. The Board also determined that the Chairman would receive compensation at an amount equal to 1.9 times the 2011 Annual Retainer and Deferred Incentive Compensation Grant of AES Board members, and that such amount would be inclusive of all Board responsibilities. Therefore, while the current Chairman serves as the Chair of the Compensation Committee and is a member of the Finance and Investment Committee, the Chairman will not receive committee fees for this service (and will not receive any ex-officio fee as was awarded in prior years), but will instead receive the 1.9 multiplier described above. All other terms of the 2011 Board compensation structure remained consistent with past practice. In February 2012, our Nominating Committee undertook a review of the Director compensation structure in accordance with the procedures it adopted in 2007 and as described above. As a result, the Nominating Committee recommended, and the Board approved, an increase in the Deferred Incentive Compensation Grant from $125,000 to $150,000 commencing at the start of the 2012-2013 Board Year. No other changes were made to the Director Compensation program.

TRANSACTIONS WITH RELATED PERSONS

On January 13, 2011, our Board approved entry into a transaction (the “Transaction”) with Stable Investment Corporation (“SIC”), a subsidiary of CIC, who owns approximately 15% of our outstanding shares primarily through Investor. Under the terms of the Transaction, SIC will acquire a 19% interest in the 1,200MW Mong Duong 2 Greenfield Coal-Fired Power Plant in Vietnam (the “Project”). SIC will acquire this interest through an investment in the Project company of approximately $90 million out of a total equity investment of $470 million, which represents a $4 million premium to book value of the Project. The transaction closed in 2011.

Related Person Policies and Procedures

Our Nominating Committee has adopted a Related Person Transaction Policy, which sets forth in writing the procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any Director or Executive Officer of the Company, any Director nominee, any person who is the beneficial owner of more than 5% of the Company’s common stock, or any immediate family members of the foregoing (a “Related Person”), had a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under these policies and procedures, prior to entering into, or amending a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the Office of the General Counsel who will assess whether the transaction is a Related Person Transaction. If the Office of the General Counsel determines that a transaction is a Related Person Transaction, the details of the transaction shall be submitted to the Audit Committee for review and the Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•	the benefits to the Company;

•	the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;

•

the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an Executive Officer, partner, or principal;

•	the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;

•	the terms of the Related Person Transaction;

•	the terms available to unrelated third parties or to employees generally;

•	any reputational risks the Related Person Transaction may pose to the Company; and

•	any other relevant information.

In the event that the Office of the General Counsel determines that the Related Person Transaction should be reviewed prior to the next Audit Committee meeting, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who has been designated to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of these transactions. In addition, Related Person Transactions which are not approved pursuant to the procedures set forth above may be ratified, amended or terminated by the Audit Committee or its designee. If the Audit Committee or its designee determines that the Related Person Transaction should not or cannot be ratified, the Audit Committee shall evaluate its options both with regard to the Related Person Transaction (e.g. termination, amendment, etc.) and the individuals involved in the Related Person Transaction, if necessary. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing.

Since January 1, 2011, no Related Person Transactions have occurred where our policies and procedures then in effect did not require review, approval or ratification or where such policies and procedures were not followed.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR 2012

The Board has appointed E&Y, an independent registered public accounting firm, as auditors to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2012. The appointment was made by the Audit Committee of the Board. The appointment of E&Y is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of E&Y will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of E&Y and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of E&Y as independent auditors of this Company for the year 2012 is hereby APPROVED, RATIFIED AND CONFIRMED.”

Ratification will be confirmed if a majority of the votes of the shares of common stock of the Company present in person or represented by Proxy and entitled to vote at the Annual Meeting, at which a quorum is present, are received and voted in favor of the ratification of E&Y as our independent auditors for the year 2012.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS INDEPENDENT AUDITORS OF THE COMPANY.

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, Chief Financial Officer and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and filings of the Company’s financial statements. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee, as an Audit Committee or individually, held periodic telephonic discussions and/or in-person meetings with the CEO, Chief Financial Officer and various members of the Accounting, Internal Audit, Compliance, and Legal departments regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Company Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Audit Committee, the Company, and the Company’s independent registered public accounting firm, E&Y. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the integrated audit of the Company’s financial statements, and met with the independent registered public accounting firm, with and without Management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Audit Committee also discussed with the independent registered public accounting firm the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Neither the Audit Committee nor the independent registered public accounting firm are responsible for the preparation of the Company’s consolidated financial statements and its operating results or for the appropriate safekeeping of the Company’s assets. The independent registered public accounting firm’s responsibility is to attest to the fair presentation of the consolidated financial statements by the Company and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011 with Management and E&Y. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and also discussed with the independent registered public accounting firm its independence from the Company. When considering E&Y’s independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated and subsidiary financial statements was compatible with maintaining their independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to E&Y for audit and non-audit services. For further information regarding these fees, please see the principal accounting firm fees chart located in “Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence.”

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Financial Audit Committee,

Charles O. Rossotti, Chairman

John A. Koskinen

John B. Morse, Jr.

Sven Sandstrom

INFORMATION REGARDING THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES

AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and 2010 by the Company’s principal accounting firm, E&Y.

	$ in millions
	2011	2010
Audit Fees:	$20. 8	$18.7
Audit Related Fees:	0.7	0.4
Tax Fees:	0	0
All Other Fees:	0.1	0

Total Fees:	$21.6	$19.1

Audit Fees: The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees: The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Fees: The amounts noted above for Tax Fees include the aggregate fees billed in the last two fiscal years for professional services rendered by the principal accountant for corporate and subsidiary tax return preparation services, expatriate tax return preparation services and consultations.

All Other Fees: The amounts noted above for All Other Fees include the aggregate fees billed in each of the last two fiscal years for products and services provided by the principal accountant, other than those described above.

Pre-Approval Policies and Procedures:

The Company desired to maintain an independent relationship between itself and E&Y, and to ensure that level of independence during 2011, the Audit Committee maintained its policy established in 2002 within which to judge if E&Y may be eligible to provide certain services outside of its main role as outside auditor. The 2002 pre-approval policy permits E&Y to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the specific approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by E&Y during 2011 were pre-approved by the Audit Committee.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement, and has determined to submit an annual advisory vote on our executive compensation program to our Stockholders at each annual meeting until the Company seeks another advisory vote on the frequency of the advisory vote on executive compensation. The Company asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

In 2010, the Company sought and received approval from the Stockholders regarding the annual and long-term incentive plans that we use to motivate, retain and reward our Executives, including The AES Corporation Performance Incentive Plan and the LTC Plan. Compensation paid under these Stockholder-approved plans make up more than a majority of the pay the Company provides to our NEOs.

The Compensation Discussion and Analysis section discusses how our executive compensation policies and programs implement our executive compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Highlights of our compensation programs that support the executive compensation philosophy and create Stockholder alignment include:

•

Our pay philosophy is to target total compensation at the size-adjusted 50th percentile so that we are comparing ourselves to and making pay decisions based on compensation levels provided by similar-size companies;

•	Our compensation program is heavily weighted to performance-based pay with a significant portion of our compensation being paid through our short- and long-term incentive plans;

•	We maintain executive share ownership guidelines to align our NEOs’ interests with those of our Stockholders;

•	We do not provide excise tax gross-ups in new or materially amended employment contracts or severance plans;

•	We no longer provide any perquisites to our NEOs;

•

Our supplemental executive retirement benefits are designed solely to restore benefits limited under our broad-based retirement plans because of statutory limits imposed by the Internal Revenue Code (the “Code”);

•	Our Change-in-Control severance arrangements continue to benchmark at market levels;

•	We have not participated in a practice of backdating or repricing stock options, nor have we modified pre-set targets for annual bonus or performance equity awards;

•	The Compensation Committee continually reviews our compensation program with respect to our NEOs to ensure that it meets our objectives and executive compensation philosophy; and

•	Our Compensation Committee has retained and directs an independent compensation consultant who does not provide any other services to the Company.

We believe that our compensation program has been successful at achieving the objective of paying for performance. The performance stock units and stock options granted in 2006, 2007 and 2008 tie to Stockholder value creation and stock price performance currently have no value or have been forfeited in their entirety. The performance stock units granted in 2009 have partially vested but vesting was below the 100% target level based on our actual performance (above the threshold but below the target vesting requirement). Stock options from 2009 are the only recent option grant that has significant in-the-money value. Together, these components represent 50% of the total Long-Term Compensation value for each of these years. In addition, the 2006, 2007, 2008, and 2009 Performance Units granted have paid out below target levels. As such, a significant portion of our Executive long term compensation has delivered actual value significantly lower than grant date value based on AES’ failure to reach performance targets. This demonstrates our commitment to pay-for-performance. Further information regarding the actual value realized from past years’ long-term incentive grants is presented in the Compensation Discussion and Analysis under “Executive Summary,” on page 14 and “Prior Year Awards Becoming Vested in 2011” on page 35 of this Proxy Statement. The performance periods for Performance Units granted in 2010 and Performance Stock Units granted in 2010 and 2011 have not yet concluded and thus, we cannot determine the degree to which those awards have been earned at this time.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3 DISCUSSED ABOVE AND LISTED ON

THE PROXY CARD

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 17, 2012 by (a) each current Director, Nominee and each Named Executive Officer set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of February 17, 2012 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our common stock.

Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)		% of Class(1)(2)
Andrés R. Gluski	President, CEO and Director	560,186		*
Paul Hanrahan	Former President, CEO and Director	1,785,228	(3)	*
Samuel W. Bodman III	Director	182,232	(4)	*
Zhang Guobao	Director	7,993		*
Kristina Johnson	Director	19,758		*
Tarun Khanna	Director	72,275		*
John A. Koskinen	Director	171,320	(5)	*
Philip Lader	Director	294,709	(6)	*
Sandra O. Moose	Director	91,474		*
John B. Morse, Jr.	Director	69,430	(7)	*
Philip A. Odeen	Director and Chairman of the Board	210,924	(8)	*
Charles O. Rossotti	Director	205,521	(9)	*
Sven Sandstrom	Director	185,384		*
Victoria D. Harker	EVP, CFO and President Global Business Services	272,423		*
Edward C. Hall, III	EVP and COO Global Generation	372,178	(10)	*
Andrew M. Vesey	EVP and COO Global Utilities	222,986		*
Brian A. Miller	EVP, General Counsel and Secretary	310,739		*
All Directors and Executive Officers as a Group (20) persons		5,199,089		*
China Investment Corporation New Poly Plaza No. 1 Chaoyangmen Beidajie Dongcheng District, Beijing, 100010 People’s Republic of China		125,916,343	(11)	16.44%
FMR LLC 82 Devonshire Street Boston, MA 02109		73,872,030	(12)	9.65%
BlackRock Inc 40 East 52nd Street New York, NY 10022		51,127,555	(13)	6.68%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202		47,557,112	(14)	6.21%

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)	The shares of our Common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, shares of our common stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our common stock within 60 days of February 17, 2012, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of common stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes (a) the following shares issuable upon exercise of Options outstanding as of February 17, 2012 that are able to be exercised on or before April 17, 2012: Dr. Bodman—0 shares; Mr. Hanrahan—1,462,456 shares; Dr. Khanna—0 shares; Mr. Koskinen—0 shares; Mr. Lader—43,374 shares; Dr. Moose—13,455 shares; Mr. Morse—0 shares; Mr. Odeen—56,903 shares; Mr. Rossotti—21,912 shares; Mr. Sandstrom—52,815 shares; Mr. Gluski—461,439 shares; Ms. Harker—236,940 shares; Mr. Hall — 284,011 shares; Mr. Vesey—190,726 shares; and Mr. Miller—230,831 shares; all Directors and Executive Officers as a group—3,194,720 shares; (b) the following units issuable under The AES 2003 LTC Plan and The AES Corporation Deferred Compensation Plan for Directors: Dr. Bodman—61,232 units; Mr. Zhang—7,993 units; Dr. Johnson—19,7581 units; Dr. Khanna—72,275 units; Mr. Koskinen—141,320 units; Mr. Lader—130,184 units; Dr. Moose—78,019 units; Mr. Morse—68,430 units; Mr. Odeen—123,021 units; Mr. Rossotti—133,609 units; Mr. Sandstrom—132,569 units; all Directors as a group 968,410 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Hanrahan—13,072 shares; Mr. Gluski—14,767 shares; Ms. Harker—14,674 shares; Mr. Hall —64,033; Mr. Vesey—18,334 shares; Mr. Miller— 29,015 shares; all Executive Officers as a group 169,784 shares;
(3)	Includes 110 shares held by Mr. Hanrahan’s wife, 5,500 underlying shares of convertible securities, and 82,068 shares held in an irrevocable defective grantor trust.
(4)	Includes 121,000 shares held in an irrevocable defective grantor trust.
(5)	Includes 30,000 shares held in an IRA for the benefit of Mr. Koskinen.
(6)	Includes 26,222 shares held in trust by Mr. Lader’s wife, 25 shares held by Mr. Lader’s daughter, 364 shares held by Mr. Lader’s wife, 89,380 shares held in an irrevocable defective grantor trust, and 5,160 shares in an IRA for the benefit of Mr. Lader.
(7)	Includes 1,000 shares held by Mr. Morse’s wife.
(8)	Includes 31,000 shares held jointly by Mr. Odeen and his wife.
(9)	Includes 40,000 shares held jointly by Mr. Rossotti and his wife.
(10)	Includes 880 shares held in beneficial ownership for Mr. Hall’s children.
(11) Based	solely on information furnished in the Schedule 13D filed by China Investment Corporation (“CIC”) and Terrific Investment Corporation, a wholly-owned subsidiary of CIC (“Terrific Co.”), with the SEC on March 19, 2010. According to the Schedule 13D filed by Terrific Co., Terrific Co. has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 125,468,788 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 125,468,788 shares. According to the Schedule 13D filed by CIC, by virtue of its 100% ownership and control of Terrific Co. and another subsidiary of CIC, which holds 447,555 shares of the Company’s common stock, CIC has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 125,916,343 shares, (c) sole dispositive power with respect to 0 shares, and (d) shared dispositive power with respect to 125,916,343 shares. CIC and Terrific Co. are each parties to that certain Stockholder Agreement by and between AES, Terrific Co. and CIC, dated as of March 12, 2010 (the “Stockholder Agreement”). Pursuant to the terms of the Stockholder Agreement, Terrific Co. agreed that until such time as Terrific Co. owns 5% or less of the Company’s common stock, in any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the Stockholders of the Company (i) for the election of directors of the Company (or relating to procedures applicable to the election of directors) or (ii) relating to equity incentive plans or other employee or director compensation matters, Terrific Co. will vote and cause to be voted all voting securities held directly or indirectly by it in the manner recommended by the Board. Additionally, Terrific Co. irrevocably appointed the Company as its attorney and proxy, with full power of substitution and re-substitution, to cause all shares of common stock beneficially owned by it to be voted in the discretion of the Company with respect to these matters.
(12)	Based solely on information furnished in the Schedule 13G/A (Amend. No. 13) filed by FMR LLC and certain of its affiliates with the SEC on February 13, 2012, it reported that it had (a) sole voting power on 2,462,150 shares, (b) shared voting power on 0 shares, (c) sole dispositive power on 73,872,030 shares and (d) shared dispositive power on 0 shares.
(13)	Based solely on information furnished in the Schedule 13G/A (Amend. No. 1) filed by BlackRock Inc. and certain of its affiliates with the SEC on January 20, 2012, it reported that it had (a) sole power to vote or to direct the vote on 51,127,555 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 51,127,555 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.
(14)	Based solely on information furnished in the Schedule 13G filed by T. Rowe Price Associates, Inc. and certain of its affiliates with the SEC on February 14, 2012, it reported that it had (a) sole power to vote or to direct the vote on 13,659,217 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 47,557,112 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.

GOVERNANCE MATTERS

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2013 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2013 Annual Meeting is changed by more than 30 days from April 19, 2013, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the Stockholder and the text of the proposal to be introduced; (b) the number of shares of common stock held of record, owned beneficially and represented by Proxy by such Stockholder as of the date of such notice; and (c) a representation that the Stockholder intends to appear in person or by Proxy at the 2013 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a Stockholder wishes to make from the floor of the 2013 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a Director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of the Annual Meeting commence a new time period for the giving of a Stockholder’s notice as described above. As described in Section 2.15 of our Bylaws, the notice must contain: (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the Stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Corporation which are owned beneficially and of record by the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a Stockholder’s nomination of Directors. As described in Section 9.01 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder who is a Stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below and that they continue to be a Stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation (a) with respect to an election to be held at an annual meeting of Stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the 7th day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a Stockholder’s notice as described above. Each such notice shall include: (1) the class and number of shares of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner, if any, on whose behalf the nomination is made and each person whom the Stockholder proposes to nominate for election as a Director; (2) the name and address of each Stockholder of record who intends to appear in person or by Proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a Director of the Company if so elected; and (4) as to each person whom the Stockholder proposes to nominate for election as a Director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a Director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In addition, Section 2.16 of our Bylaws provide that the Stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such Stockholder and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Stockholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such Stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such Stockholder or to increase the voting power or pecuniary or economic interest of such Stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements or understandings between such Stockholder and (i) any other person or persons (including their names) in connection with the proposal of such business by such Stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, as the case may be, and any material interest of such Stockholder in such business or nomination, as the case may be, including any anticipated benefit to the Stockholder therefrom; (d) a representation that such Stockholder intends to appear in person or by Proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such Stockholder that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at annual meeting of Stockholders or for election of Directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The chairperson of the 2013 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any Stockholder proposal or director nomination not made in compliance with the foregoing procedures.

Additional Rights Provided in Stockholder Agreement

In addition to the rights of Stockholders to nominate persons as members of our Board, the Stockholder Agreement provides certain additional rights to the Investor with respect to the right to nominate a director, which the Investor exercised in connection with the nomination of Mr. Zhang to our Board. Specifically, the Stockholder Agreement provides that, subject to the conditions set forth in the Stockholder Agreement, CIC may designate one person, who must be reasonably acceptable to the Board and meet all qualifications required by written policy of the Company, including without limitation, the Board, the Nominating Committee and the ethics and compliance program of the Company, in effect from time to time that apply to all nominees for the Board (a “Qualified Nominee”). The Stockholder Agreement further provides that until such time as the Investor holds 5% or less of the Company’s common stock, (i) at each annual meeting of the Stockholders of the Company, the Board will nominate and recommend for election one Qualified Nominee designated by the Investor to serve as a director on the Board and shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Investor, the Board will elect as a director to fill the vacancy so created a Qualified Nominee designated by the Investor to fill such vacancy.

AES Code of Conduct and Corporate Governance Guidelines

The Code of Conduct and Corporate Governance Guidelines have been adopted by the Board. The Code of Conduct is intended to govern as a requirement of employment the actions of everyone who works at AES, including employees of AES’s subsidiaries and affiliates. The Code of Conduct and the Corporate Governance Guidelines can be located in their entirety on the Company’s web site (www.aes.com). Any person may obtain a copy of the Code of Conduct or the Corporate Governance Guidelines without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to or waivers from the Code of Conduct or the Corporate Governance Guidelines are made, we will disclose such amendments or waivers on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company’s review of reports filed under Section 16(a) of the Exchange Act and certain written representations (as allowed by Item 405(b)(2)(i) of Regulation S-K), the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to AES failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more Stockholders sharing the same address by delivering a single Proxy Statement addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until otherwise notified or until the Stockholder revokes such consent. If, at any time, Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or Proxy Statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the Stockholder shares an address and wishes to request delivery of a single copy of annual reports or Proxy Statements if now receiving multiple copies of annual reports or Proxy Statements, you can make your request in writing to your broker.

Charitable Contributions

Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which an AES Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2011, 2010 or 2009. The Company did not make any such charitable contributions in excess of those amounts.

Communications with the Board or Its Committees

The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Office of the Corporate Secretary of the Company to the non-management Directors and/or the following committees of the Board:

AES Board of Directors:

AESDirectors@aes.com

Compensation Committee

CompCommitteeChair@aes.com

Financial Audit Committee:

AuditCommitteeChair@aes.com

Nominating, Governance and Corporate Responsibility Committee:

NomGovCommitteeChair@aes.com

A member of the Corporate Secretary’s Office will forward to the Directors all communications that, in his or her judgment, are appropriate for consideration by the Directors. Examples of communications that would not be considered as appropriate for consideration by the Directors include commercial solicitations, requests for employment and matters not relevant to the Stockholders, the functioning of the Board or the affairs of the Company.

Annual Report on Form 10-K

Any Stockholder who desires an additional copy of the Company’s 2011 Annual Report on Form 10-K (including the financial statements and financial schedules) filed on February 24, 2012 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s web site at http://www.aes.com.

By Order of the Board of Directors,

Brian A. Miller

Executive Vice President, General Counsel and Secretary

DIRECTIONS TO ANNUAL MEETING (4300 WILSON BOULEVARD, ARLINGTON, VA 22203):

From Points North—I-270 SPUR S toward I-495 S/Northern Virginia; merge onto Capital Beltway/I-495 S; Merge onto VA-267 E via Exit 45B on the LEFT toward I-66 E/Washington; VA-267 E becomes I-66E; take the Fairfax Drive exit (Exit 71). Turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

From Points South—I-95 N to I-395 N toward Washington; Merge onto S Glebe Road/VA-120 N via Exit 7B toward Marymount University; turn RIGHT onto Wilson Boulevard; End at the AES offices located at 4300 Wilson Boulevard.

From Points West—I-66 E toward Washington, DC; take Fairfax Drive exit (Exit 71); turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

The AES Corporation

C/O COMPUTERSHARE TRUST COMPANY N.A.

P. O. BOX 8509

EDISON, NJ 08818-8509

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.envisionreports.com/aes		1.	Call toll-free 1-800-652-VOTE (1-800-652-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

The Board of Directors recommends a vote FOR Company Proposals 1, 2, and 3.

			FOR	AGAINST	ABSTAIN
		PROPOSAL 2:	☐	☐	☐
PROPOSAL 1:		To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company for Year 2012
Election of
Directors.		PROPOSAL 3:
(Please see reverse)		To consider a (non-binding) advisory vote	☐	☐	☐
on executive compensation

For All Nominees	☐
Withhold for Certain Nominees	☐
(identified on the line below)

Withhold for All Nominees	☐	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears

hereon. When shares are held by joint tenants, both

should sign. When signing as attorney, administrator,

trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You may use the telephone or the Internet, 24 hours a day, 7 days a week, to vote. However, to ensure that your vote will be counted, please cast your Internet or telephone vote before 1:00 a.m. on April 19, 2012. To access the telephone or Internet voting instruction system, you must use the control number printed in the shaded box on the reverse side.

1.	To vote over the telephone: Using a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683).

2.	To vote over the Internet: Log on to the Internet and go to the web site http://www.envisionreports.com/aes.

Using the telephone or Internet voting instruction system has the same effect as giving voting instructions by marking, signing, dating and returning your paper Proxy Card. If you use the telephone or Internet voting instruction system, there is no need for you to mail back your Proxy.

DETACH HERE

PROXY

THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

The AES Corporation for Annual Meeting April 19, 2012

The Undersigned hereby appoints Philip Odeen or Andrés Gluski, or either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation (“AES”) to be held at 9:30 a.m. EDT on Thursday, April 19, 2012 at 4300 Wilson Boulevard, Arlington, VA 22203, or at any adjournment thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the Nominees listed below (Proposal 1), the ratification of the appointment of Independent Auditor (Proposal 2), and consideration of a non-binding advisory vote on executive compensation (Proposal 3), referred to on the reverse side of this card and described in the Proxy Statement.

Election of Directors, Nominees:

(01) Andrés Gluski, (02) Zhang Guo Bao, (03) Kristina M. Johnson, (04) Tarun Khanna, (05) John A. Koskinen, (06) Philip Lader, (07) Sandra O. Moose, (08) John B. Morse, Jr., (09) Philip A. Odeen, (10) Charles O. Rossotti, and (11) Sven Sandstrom

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your share unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE

ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?